The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is prohibited
 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-252714
Subject to Completion, dated February 4, 2021
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated February 4, 2021)
30,668,922 Shares
Common Stock

This prospectus supplement relates to an offering of 30,668,922 ordinary shares, par value $1.50 per share (which we refer to as our “common stock”) by Dai-ichi Life Holdings, Inc. (“Dai-ichi” or the “selling stockholder”). We will not receive any of the proceeds from the sale of shares of our common stock sold in this offering.
We have provided an indication of interest to the underwriters to purchase, as part of this offering, up to $230 million of common stock through the underwriters pursuant to our previously announced shareholder stock repurchase authorization at the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount (the “Repurchase”). However, there can be no assurance that such share repurchase will be consummated. Following this offering (including the Repurchase), the selling stockholder will have disposed of all of its shares.
Our common stock is listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “JHG”. Our CHESS depositary interests (“CDIs”) each representing one ordinary share of common stock are quoted and traded on the financial market operated by ASX Limited (“ASX”) under the trading symbol “JHG”. On February 3, 2021, the last reported sale price of our common stock on the NYSE was $32.43 per share and the last reported sale price of our CDIs on the ASX was A$41.74 per share.
Investing in our common stock involves risks, including those described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and the sections entitled “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2019, and beginning on page 40 our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, page 44 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and page 44 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each of which is incorporated by reference into this prospectus supplement.

	Per share	Total
Public Offering Price(1)	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to the selling stockholder	$	$

(1)
Any shares purchased by the Company will be purchased at the price to the public, less the underwriting discount, which the underwriters will not receive in respect of such shares.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares on or about          , 2021.

Sole Book-Running Manager
Goldman Sachs & Co. LLC

Prospectus Supplement dated           , 2021.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
When used in this prospectus supplement, the terms “JHG”, “Company”, “we”, “our” and “us” refer to Janus Henderson Group plc and its subsidiaries, unless otherwise specified or the context otherwise requires.
This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling stockholder and the terms on which the selling stockholder is offering and selling our common stock. The second part is the accompanying prospectus dated February 4, 2021, which contains and incorporates by reference important business and financial information about us and other information about the offering.
This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, the selling stockholder may, from time to time, sell shares of our common stock in one or more offerings. In this prospectus supplement, we provide you with specific information about the shares of our common stock that the selling stockholder is selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock, the selling stockholder and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information and Incorporation By Reference” beginning on page S-26 of this prospectus supplement before investing in our common stock. Generally, when we refer to the prospectus, we are referring to both parts of this document combined together with additional information described under “Where You Can Find More Information and Incorporation By Reference” on page S-26.
Before you invest in our common stock, you also should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.
We are responsible for the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus. Neither we, the selling stockholder nor any of the underwriters have authorized anyone to provide you with different information. We are not, and the selling stockholder and the underwriters are not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
NOTICES UNDER JERSEY LAW
The directors of the Company have taken all reasonable care to ensure that the facts stated in this document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the document, whether of facts or of opinion. All of the directors accept responsibility accordingly.
Information in respect of the directors of the Company may be found at the sections entitled “Directors, Executive Officers and Corporate Governance” beginning on page 116 of our Annual Report on Form 10-K for the year ended December 31, 2019.
None of the directors of the Company have an interest in the offering and sale of our common stock subject of this prospectus supplement.
The secretary of the Company as at the date of this prospectus supplement is Michelle Rosenberg who may be contacted via the principal executive offices of the Company at 201 Bishopsgate, London EC2M 3AE, United Kingdom.

S-ii

A copy of this document and accompanying prospectus has been delivered to the registrar of companies in Jersey (the “Jersey Registrar”) in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, as amended, and the Jersey Registrar has given, and has not withdrawn, his consent to its circulation. The Jersey Financial Services Commission (the “Commission”) has given, and has not withdrawn, or will have given prior to the issue of the common stock and not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of the common stock. The Commission is protected by the Control of Borrowing (Jersey) Law 1947, as amended, against liability arising from the discharge of its functions under that law. It must be distinctly understood that, in giving these consents, neither the Jersey Registrar nor the Commission takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it.
If you are in any doubt about the contents of this document you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser. It should be remembered that the price of securities and the income from them can go down as well as up.

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events. In some cases, forward-looking statements can be identified by the use of words such as “may”, “could”, “expect”, “intend”, “plan”, “seek”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “likely”, “will”, “would” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.
Various risks, uncertainties, assumptions and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, include, but are not limited to, risks, uncertainties, assumptions and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 under headings such as “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and in other filings or furnishings made by the Company with the SEC from time to time.
Forward-looking statements speak only as of the date they are made, and, except as required by law, JHG assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

S-iv

SUMMARY
The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, before making an investment decision.
Overview
Janus Henderson Group plc (NYSE: JHG, ASX: JHG) is a client-focused global asset management business with approximately 2,000 employees worldwide and assets under management (“AUM”) of $401.6 billion as of December 31, 2020. We have operations in North America, the United Kingdom (“UK”), Continental Europe, Latin America, Japan, Asia and Australia. We focus on active fund management by investment managers with unique individual perspectives, who are free to implement their own investment views, within a strong risk management framework.
We manage a broad range of actively managed investment products for institutional and retail investors across five capabilities: Equities, Fixed Income, Quantitative Equities, Multi-Asset and Alternatives.
Clients entrust money to us — either their own or money they manage or advise on for their clients — and expect us to deliver the benefits specified in their mandate or by the prospectus for the fund in which they invest. We measure the amount of these funds as AUM. Growth in AUM is a key objective of ours. AUM increases or decreases primarily depending on our ability to attract and retain client investments, on investment performance, and as a function of market and currency movements. To the extent that we invest in new asset management teams or businesses or divest from existing ones, this is also reflected in AUM.
Clients pay a management fee, which is usually calculated as a percentage of AUM. Certain investment products are also subject to performance fees, which vary based on a product’s relative performance as compared to a benchmark index. The level of assets subject to such fees can positively or negatively affect our revenue. As of December 31, 2020, performance fees were generated from a diverse group of funds and accounts. Management and performance fees are the primary drivers of our revenue. We believe that the more diverse the range of investment strategies from which management and performance fees are derived, the more successful our business model will be.
Business Description
Equities
We offer a wide range of equity strategies encompassing different geographic focuses and investment styles. The equity teams include those with a global perspective, those with a regional focus — United States, Europe and Asia — and those invested in specific sectors. These teams generally apply processes based on fundamental research and bottom-up stock picking.
Fixed Income
Our Fixed Income teams provide coverage across the asset class, applying a wide range of innovative and differentiated techniques in support of a variety of investment objectives and risk criteria. Our fixed income offering includes teams that apply global unconstrained approaches as well as teams with more focused mandates — based in the United States, Europe, Asia and Australia. The capabilities of these teams can be accessed through individual strategies and, where appropriate, are combined to create multi-strategy offerings.
Quantitative Equities
The Intech Investment Management LLC (“Intech”) business applies advanced mathematics and systematic portfolio rebalancing intended to harness the volatility of movements in stock prices — a reliable source of excess returns and risk control. With more than 30 years of volatility expertise, the Intech team employs a distinctive quantitative approach based on observations of actual price movements, not on subjective forecasts of companies’ future performance.
Multi-Asset
Our Multi-Asset capability includes teams in the United States and UK that focus on balanced, multi-asset income and strategic asset allocation, as well as multiple adaptive asset allocation strategies.
Alternatives
Our Alternatives capability includes teams with various areas of focus and approach. Diversified Alternatives brings together a cross-asset class combination of alpha generation, risk management and efficient beta replication strategies. These include Global Multi-Strategy, Managed Futures, Risk Premia and Global Commodities; Agriculture; and Long/Short Equity. Additionally, the management of our direct UK commercial property offering is sub-advised by Nuveen Real Estate.
Ownership
JHG is an independent, publicly traded company, with no single majority stockholder and a majority of independent directors on its Board of Directors. At December 31, 2020, Dai-ichi owned approximately 17.0% of JHG’s shares of common stock outstanding. Following this offering (including the Repurchase), the selling stockholder will have disposed of all of its shares.
Recent Developments
Amended Relationship with Dai-ichi Life Holdings, Inc. and Board Resignation
Dai-ichi has made the strategic decision to focus capital on its global insurance business. As such, Dai-ichi has determined to monetise its stake in JHG and has relinquished its board seat. Tatsusaburo Yamamoto, Dai-ichi’s representative on our board of directors, has consequently resigned as a non-executive director of the Company, effective February 4, 2021. As part of this decision, JHG and Dai-ichi have entered into a new strategic co-operation agreement which continues more than eight years of a successful partnership. The new agreement includes many similar provisions of the prior agreement, absent the capital commitment, and reflects the evolution of the companies’ relationship. JHG and Dai-ichi will expand the companies’ expertise and human resources program to include a senior executive from Dai-ichi to help JHG’s efforts in Japan. The companies will also continue to collaborate on new product development and distribution.
For a description of the new strategic co-operation agreement, see our Current Report on Form 8-K filed with the SEC on February 4, 2021 and incorporated by reference herein.
Preliminary Fourth Quarter Results (unaudited)
Our consolidated financial statements for the three and twelve months ended December 31, 2020 are not yet available. The following preliminary unaudited consolidated financial information for the three and twelve months ended December 31, 2020 is based solely on management’s estimates reflecting currently available preliminary information, and remains subject to our consideration of subsequent events. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited or reviewed, and does not express an opinion with respect to, this financial information.
This summary is not a complete presentation of our consolidated financial results for the three and twelve months ended December 31, 2020. Our final consolidated financial results as of and for the three and twelve months ended December 31, 2020 may materially differ from our estimates and the interim balances set forth below. In addition, the following estimates constitute forward-looking statements and are subject to risks and uncertainties, including those described under “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

We present our financial results in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”). However, our management evaluates our profitability and our ongoing operations using additional non-GAAP financial measures. Management uses these performance measures to evaluate the business, and adjusted values are consistent with internal management reporting. See “Reconciliation of non-GAAP financial information” below for additional information.
For further information on our preliminary fourth quarter results, please see item 7.01 of our Current Report on Form 8-K filed with the SEC on February 4, 2021 and incorporated by reference herein.
Fourth quarter 2020 operating income was $227.0 million compared to $156.5 million in the third quarter 2020 and $154.3 million in the fourth quarter 2019. Adjusted operating income, adjusted for one-time, acquisition and transaction related costs, was $231.7 million in the fourth quarter 2020 compared to $162.1 million in the third quarter 2020 and $171.0 million in the fourth quarter 2019. The increases in operating income and adjusted operating income primarily resulted from higher average assets under management, seasonal performance fees and investment gains compared to the prior quarter.
Fourth quarter 2020 diluted earnings per share of $1.02 increased 57% compared to $0.65 in the third quarter 2020 and increased 73% versus $0.59 in the fourth quarter 2019. Adjusted diluted earnings per share of $1.04 in the fourth quarter 2020 increased 49% compared to $0.70 in the third quarter 2020 and increased 60% versus $0.65 in the fourth quarter 2019.
Fourth quarter 2020 adjusted revenue of $528.5 million increased from the third quarter 2020 result of $449.7 million as a result of higher average assets under management and improved performance fees driven by seasonality and investment performance. Fourth quarter 2020 adjusted net income attributable to JHG of $189.0 million increased 46% from $129.6 million in the third quarter 2020 primarily due to higher revenue and net investment gains compared to the third quarter 2020.
	Three months ended			Year ended
	31 Dec 2020	30 Sep 2020	31 Dec 2019	31 Dec 2020	31 Dec 2019
(in US$ millions, except per share data or as noted)
GAAP basis:
Revenue	657.2	568.5	601.2	2,298.6	2,192.4
Operating expenses	430.2	412.0	446.9	2,140.8	1,651.5
Operating income	227.0	156.5	154.3	157.8	540.9
Operating margin	34.5%	27.5%	25.7%	6.9%	24.7%
Net income attributable to JHG	186.8	118.9	112.0	161.6	427.6
Diluted earnings per share	1.02	0.65	0.59	0.87	2.21
Adjusted basis:
Revenue	528.5	449.7	463.1	1,834.2	1,748.1
Operating expenses	296.8	287.6	292.1	1,137.5	1,121.5
Operating income	231.7	162.1	171.0	696.7	626.6
Operating margin	43.8%	36.0%	36.9%	38.0%	35.8%
Net income attributable to JHG	189.0	129.6	123.9	557.9	478.3
Diluted earnings per share	1.04	0.70	0.65	3.01	2.47

Condensed consolidated statements of comprehensive income (unaudited)
	Three months ended			Year ended
(in US$ millions, except per share data or as noted)	31 Dec 2020	30 Sep 2020	31 Dec 2019	31 Dec 2020	31 Dec 2019
Revenue:
Management fees	489.1	457.7	457.8	1,794.1	1,792.3
Performance fees	59.3	7.0	18.3	98.1	17.6
Shareowner servicing fees	57.9	53.7	71.9	209.2	185.4
Other revenue	50.9	50.1	53.2	197.2	197.1
Total revenue	657.2	568.5	601.2	2,298.6	2,192.4
Operating expenses:
Employee compensation and benefits	162.3	154.9	163.1	618.6	602.5
Long-term incentive plans	44.7	42.7	44.5	170.1	184.3
Distribution expenses	128.7	118.8	138.1	464.4	444.3
Investment administration	12.6	13.1	13.8	50.0	47.9
Marketing	3.9	5.3	10.0	19.6	31.1
General, administrative and occupancy	66.4	65.6	60.3	255.2	260.8
Impairment of goodwill and intangible assets	—	—	—	513.7	18.0
Depreciation and amortisation	11.6	11.6	17.1	49.2	62.6
Total operating expenses	430.2	412.0	446.9	2,140.8	1,651.5
Operating income	227.0	156.5	154.3	157.8	540.9
Interest expense	(3.2)	(3.2)	(3.3)	(12.9)	(15.1)
Investment gains, net	32.2	25.5	12.1	57.5	34.2
Other non-operating income (expense), net	(0.2)	(0.9)	(5.8)	39.7	23.5
Income before taxes	255.8	177.9	157.3	242.1	583.5
Income tax provision	(57.4)	(40.8)	(36.9)	(59.5)	(137.8)
Net income	198.4	137.1	120.4	182.6	445.7
Net income attributable to noncontrolling interests	(11.6)	(18.2)	(8.4)	(21.0)	(18.1)
Net income attributable to JHG	186.8	118.9	112.0	161.6	427.6
Less: allocation of earnings to participating stock-based awards	(5.5)	(3.5)	(3.1)	(4.7)	(11.7)
Net income attributable to JHG common shareholders	181.3	115.4	108.9	156.9	415.9
Basic weighted-average shares outstanding (in millions)	176.5	178.4	183.6	179.4	188.0
Diluted weighted-average shares outstanding (in millions)	177.0	178.8	184.1	179.9	188.6
Diluted earnings per share (in US$)	1.02	0.65	0.59	0.87	2.21
Reconciliation of non-GAAP financial information
In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components. The following are reconciliations of US GAAP revenue, operating expenses, operating income, net income attributable to JHG and diluted earnings per share to adjusted revenue, adjusted operating expenses, adjusted operating income, adjusted net income attributable to JHG and adjusted diluted earnings per share.
	Three months ended			Year ended
(in US$ millions, except per share data or as noted)	31 Dec 2020	30 Sep 2020	31 Dec 2019	31 Dec 2020	31 Dec 2019
Reconciliation of revenue to adjusted revenue
Revenue	657.2	568.5	601.2	2,298.6	2,192.4
Management fees(1)	(51.6)	(47.9)	(48.0)	(183.8)	(189.6)
Shareowner servicing fees(1)	(47.4)	(42.8)	(62.7)	(170.3)	(149.4)
Other revenue(1)	(29.7)	(28.1)	(27.4)	(110.3)	(105.3)
Adjusted revenue	528.5	449.7	463.1	1,834.2	1,748.1
Reconciliation of operating expenses to adjusted operating expenses
Operating expenses	430.2	412.0	446.9	2,140.8	1,651.5
Employee compensation and benefits(2)	(0.1)	(0.3)	(6.3)	(2.3)	(19.1)
Long-term incentive plans(2)	0.1	0.1	0.2	0.5	0.8
Distribution expenses(1)	(128.7)	(118.8)	(138.1)	(464.4)	(444.3)
General, administration and occupancy(2)	(2.8)	(3.5)	(3.2)	(11.0)	(20.0)
Impairment of goodwill and intangible assets(3)	—	—	—	(513.7)	(18.0)
Depreciation and amortisation(3)	(1.9)	(1.9)	(7.4)	(12.4)	(29.4)
Adjusted operating expenses	296.8	287.6	292.1	1,137.5	1,121.5
Adjusted operating income	231.7	162.1	171.0	696.7	626.6
Operating margin	34.5%	27.5%	25.7%	6.9%	24.7%
Adjusted operating margin	43.8%	36.0%	36.9%	38.0%	35.8%
Reconciliation of net income attributable to JHG to adjusted net income attributable to JHG
Net income attributable to JHG	186.8	118.9	112.0	161.6	427.6
Employee compensation and benefits(2)	0.1	0.3	6.3	2.3	19.1
Long-term incentive plans(2)	(0.1)	(0.1)	(0.2)	(0.5)	(0.8)
General, administration and occupancy(2)	2.8	3.5	3.2	11.0	20.0
Impairment of goodwill and intangible assets(3)	—	—	—	513.7	18.0
Depreciation and amortisation(3)	1.9	1.9	7.4	12.4	29.4
Interest expense(4)	—	—	0.2	0.1	2.5
Investment gains (losses), net	(1.4)	—	—	(1.4)	—
Other non-operating income (expense), net(4)	(1.7)	(0.5)	(1.9)	(28.7)	(24.3)
Income tax benefit (provision)(5)	0.6	5.6	(3.1)	(112.6)	(13.2)
Adjusted net income attributable to JHG	189.0	129.6	123.9	557.9	478.3
Less: allocation of earnings to participating stock-based awards	(5.5)	(3.8)	(3.4)	(16.4)	(13.1)
Adjusted net income attributable to JHG common shareholders	183.5	125.8	120.5	541.5	465.2
Weighted-average diluted common shares outstanding — diluted (two class) (in millions)	177.0	178.8	184.1	179.9	188.6
Diluted earnings per share (two class) (in US$)	1.02	0.65	0.59	0.87	2.21
Adjusted diluted earnings per share (two class) (in US$)	1.04	0.70	0.65	3.01	2.47

(1)
JHG contracts with third-party intermediaries to distribute and service certain of its investment products. Fees for distribution and servicing related activities are either provided for separately in an investment product’s prospectus or are part of the management fee. Under both arrangements, the fees are collected by JHG and passed through to third-party intermediaries who are responsible for performing the applicable services. The majority of distribution and servicing fees collected by JHG are passed through to third-party intermediaries. JHG management believes that the deduction of distribution and service fees from revenue in the computation of adjusted revenue reflects the pass-through nature of these revenues. In certain arrangements, JHG performs the distribution and servicing activities and retains the applicable fees. Revenues for distribution and servicing activities performed by JHG are not deducted from GAAP revenue.
(2)
Adjustments primarily represent rent expense for subleased office space as well as integration costs in relation to the Merger, including severance costs, legal costs and consulting fees. JHG management believes these costs are not representative of the ongoing operations of the Company.

(3)
Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognised at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. For segregated mandate contracts, the intangible asset is amortised on a straight-line basis over the expected life of the contracts. Adjustments also include impairment charges of our goodwill and certain mutual fund investment management agreements and client relationships. JHG management believes these non-cash and acquisition-related costs are not representative of the ongoing operations of the Company.

(4)
Adjustments primarily relate to contingent consideration adjustments associated with prior acquisitions and increased debt expense as a consequence of the fair value uplift on debt due to acquisition accounting. JHG management believes these costs are not representative of the ongoing operations of the Company.

(5)
The tax impact of the adjustments is calculated based on the applicable US or foreign statutory tax rate as it relates to each adjustment. Certain adjustments are either not taxable or not tax-deductible.

Condensed consolidated balance sheets (unaudited)
(in US$ millions)	31 Dec 2020	31 Dec 2019
Assets:
Cash and cash equivalents	1,099.7	733.9
Investment securities	268.1	253.5
Property, equipment and software, net	77.9	84.7
Intangible assets and goodwill, net	4,070.2	4,592.9
Assets of consolidated variable interest entities	226.5	1,010.9
Other assets	966.6	945.8
Total assets	6,709.0	7,621.7
Liabilities, redeemable noncontrolling interests and equity:
Long-term debt	313.3	316.2
Deferred tax liabilities, net	627.4	729.1
Liabilities of consolidated variable interest entities	3.2	57.1
Other liabilities	927.3	935.2
Redeemable noncontrolling interests	85.8	677.9
Total equity	4,752.0	4,906.2
Total liabilities, redeemable noncontrolling interests and equity	6,709.0	7,621.7
Condensed consolidated statements of cash flows (unaudited)
	Three months ended			Year ended
(in US$ millions)	31 Dec 2020	30 Sep 2020	31 Dec 2019	31 Dec 2020	31 Dec 2019
Cash provided by (used for):
Operating activities	220.2	183.0	207.0	645.7	463.2
Investing activities	119.4	135.0	(364.7)	129.4	(389.3)
Financing activities	(191.2)	(291.2)	176.0	(491.0)	(207.0)
Effect of exchange rate changes	33.2	19.3	4.5	27.5	13.0
Net change during period	181.6	46.1	22.8	311.6	(120.1)
***
Our principal executive office is located at 201 Bishopsgate, London, United Kingdom. Our telephone number is +44 (0) 20 7818 1818.

The Offering
Issuer
Janus Henderson Group plc
JHG common stock offered by the selling stockholder
30,668,922 shares
Stock Repurchase
We have indicated to the underwriters an interest to purchase, as part of this offering, up to $230 million of common stock through the underwriters pursuant to our previously announced shareholder stock repurchase authorization at the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount, which represents the maximum amount we may repurchase from the selling stockholder under the rules of the ASX. However, there can be no assurance that the we will actually offer to purchase shares or that any such offer to purchase will be accepted by the underwriters and, as a result, that the share purchase will be consummated. Any shares purchased will be promptly cancelled. We intend to fund any such share repurchase with cash on hand. If this offering is successful, we expect to suspend future stock repurchases pursuant to our existing repurchase program.
JHG common stock outstanding immediately after this offering and the Repurchase shares
Use of Proceeds
The Company will not receive any proceeds from the sale of common stock in this offering.
Common stock symbol
“JHG”
Risk Factors
Investing in our common stock involves substantial risks. See “Risk Factors” in this prospectus supplement and the sections entitled “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2019, and beginning on page 40 our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, page 44 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and page 44 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each of which is incorporated by reference herein, for a description of certain risks that you should consider before investing in our common stock.
Unless the context requires otherwise, the number of shares of our common stock to be outstanding after this offering is based on 180,403,176 shares outstanding as of February 3, 2021 and reflects the Repurchase of       shares of our common stock (calculated assuming the price paid by the Company is the closing price for our common stock on the NYSE on February 3, 2021, as stated on the cover of this Prospectus Supplement). For purposes of the foregoing amounts, the number of shares of our common stock to be outstanding after this offering excludes:
•
1,255,398 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average price of $27.13 per share, including 254,779 shares of common stock issuable upon the exercise of outstanding stock options for which all vesting criteria have been satisfied and whose exercise price was below the closing price of our common stock as of December 31, 2020; and

•
902,633 shares of common stock relating to stock options that are vested or expected to vest.

RISK FACTORS
Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in the prospectus that accompanies this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described below and in our Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any such risks actually occur, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.
Risks Related to our Business
Please see “Risk Factors” in the prospectus that accompanies this prospectus supplement and under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of risks affecting our business, in addition to the risk set out below.
Our business and operations are subject to adverse effects from the outbreak and spread of contagious diseases such as COVID-19, and we expect such adverse effects to continue.
The outbreak and spread of COVID-19, a highly transmissible and pathogenic disease, has resulted, and will likely continue to result, in a widespread national and global public health crisis, which has had, and we expect will continue to have, an adverse effect on our business, financial condition and results of operations. Infectious illness outbreaks or other adverse public health developments in countries where we operate, as well as any local, state and/or national government restrictive measures implemented to control such outbreaks, could adversely affect the economies of many nations or the entire global economy, the financial condition of individual issuers or companies, and capital markets, in ways that cannot necessarily be foreseen, and such impacts could be significant and long term. In addition, these events and their aftermaths may cause investor fear and panic, which could further adversely affect in unforeseeable ways the operations and performance of the companies, sectors, nations, regions in which we invest and financial markets in general. The COVID-19 pandemic has already adversely affected and will likely continue to adversely affect global economies and markets, and has resulted in a global economic downturn and disruptions in commerce that will continue to evolve, including with respect to financial and other economic activities, services, travel and supply chains. Global and national health concerns, and uncertainty regarding the impact of COVID-19, could lead to further and/or increased volatility in global capital and credit markets, adversely affect our key executives and other personnel, clients, investors, providers, suppliers, lessees, and other third parties, and negatively impact our AUM, revenues, income, business and operations.
Like many other global investment management organizations, our business and the businesses of our asset management affiliates, have been and will likely continue to be negatively impacted by the current COVID-19 pandemic and ensuing economic downturn in the global economy. The global spread of COVID-19, and the various governmental actions and economic effects resulting from the pandemic, have had, and are expected to continue to have, negative impacts on our business and operations, including concerns for and restrictions on our personnel (including health concerns, quarantines, shelter-in-place orders and restrictions on travel), and increased cyber security risks. The economic downturn related to COVID-19 has caused and may continue to cause, decreases and fluctuations in our AUM, revenues and income, increased liquidity risks and redemptions in our funds and other products (which could result in difficulties obtaining cash to settle redemptions), poor investment performance of our products and corporate investments, increased focus on expense management, capital resources and related planning, and could cause reputational harm, legal claims, and other factors that may arise or develop.
In order to remain competitive, we must continue to perform our asset management and related business responsibilities for our clients and investors properly and effectively throughout the course of the COVID-19 pandemic and the following recovery, which, among other matters, is dependent on the health and safety of our personnel and their ability to work remotely successfully. While we have implemented our business continuity plans globally to manage our business during this pandemic, including broad work-from-home capabilities for our personnel, there is no assurance that our efforts and planning will be sufficient to protect the health and safety of our personnel and/or maintain the success of our business. Further, we depend on a number of third-party providers to support our operations, and any failure of our third-party providers to fulfill their obligations could adversely impact our business. Moreover, we now have an increased dependency on remote equipment and connectivity infrastructure to access critical business systems that may be subject to failure, disruption or unavailability that could negatively impact our business operations. Additionally, multiple regions in which we operate have implemented movement restrictions, which impact our personnel and third-party vendors and service providers and may affect our ability to satisfy or respond timely to potential technology issues or needs impacting our business and operations. If our cyber security diligence and efforts to offset the increased risks associated with greater reliance on mobile, collaborative and remote technologies during this health crisis are not effective or successful, we may be at increased risk for cyber security or data privacy incidents.
The COVID-19 pandemic continues to evolve, and it is not possible to predict the extent to which the coronavirus, or any inability of the global economy to successfully recover from it, will adversely impact our business, liquidity, capital resources, and financial results and operations, which impacts will depend on numerous developing factors that are highly uncertain and rapidly changing. The impacts and risks described herein relating to COVID-19 augment the discussion of overlapping risks in our risk factors below, which may be heightened by COVID-19. Moreover, the effects of the pandemic could have an impact on many of the other risks described in the Risk Factors section in this prospectus supplement and any subsequent Annual reports on Form 10-K, Quarterly Reports on Form 10-Q or other filings with the SEC.
Risks Related to the Offering
Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new share offerings.
Sale of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.
We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt-to-equity, as consideration in acquisitions or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of our common stock or any other equity securities for future sale or issuance, will have on the trading price of our common stock.
The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.
The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; future sales by us or our subsidiaries of equity, equity-related or debt securities; the amount, if any, of dividends that we pay on our common stock; anticipated or pending investigations, proceedings or litigation that involve or affect us; changes in regional, national or global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility; and changes in government regulation or proposals relating to us. In addition, the U.S. and global securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using our common stock.
Additional issuances of equity securities would dilute the ownership of existing stockholders and could reduce our earnings per share.
We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions or for other purposes. To the extent we issue additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.
Holders of our common stock may not receive dividends.
The payment of cash dividends is within the discretion of our Board of Directors and depends on many factors, including our results of operations, financial condition, capital requirements, general business conditions and legal requirements. This could adversely affect the market price of our common stock.
The dual listing of our common stock and our CDIs may adversely affect the liquidity and value of the common stock.
Our common stock is listed on the NYSE and our CDIs are listed on the ASX. We cannot predict the effect of this dual listing on the value of our common stock and CDIs. However, the dual listing of our common stock and CDIs may dilute the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for the common stock in the United States. The price of our common stock could also be adversely affected by trading in our CDIs on the ASX.
We may be a passive foreign investment company which could result in adverse U.S. federal income tax consequences for U.S. shareholders.
Generally, a non-U.S. corporation, such as our company, will be considered a passive foreign investment company (a “PFIC”) for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. In addition, a non-U.S. corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. The value of our assets may be determined by reference to the market price of our common stock, which may fluctuate considerably. In addition, because there are uncertainties in the application of the relevant rules and because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given with respect to our PFIC status for the current or any future taxable year.

Based on the current and anticipated composition of our income, assets, operations and the value of our assets (including the value of our goodwill, going-concern value or any other unbooked intangibles which may be determined based on the price of our common stock), we do not believe that we were a PFIC for United States federal income tax purposes for the taxable year that ended December 31, 2020, and we do not expect to be treated as a PFIC for the current year or in the foreseeable future. However, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for any taxable year until after the close of the taxable year. There can be no assurance that we will not be considered a PFIC for any taxable year.
If we were treated as a PFIC for any taxable year during which a U.S. shareholder held our common stock, certain adverse U.S. federal income tax consequences could apply to the U.S. shareholder. See “Taxation — U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules” in this prospectus supplement.

USE OF PROCEEDS
The selling stockholder will receive all net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of September 30, 2020 (1) on a historical basis and (2) as adjusted to give effect to this offering, including the Repurchase of       shares of common stock. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference into this prospectus supplement.
	September 30, 2020
(in millions, except shares data)	Actual	As Adjusted
Cash and cash equivalents(1)	$909.0	$
Total long-term debt(1)	314.0		314.0
Stockholders’ equity:
Common stock, $1.50 par value:
480,000,000 shares authorized; 181,405,733 issued and outstanding on an actual basis and issued and outstanding on an as adjusted basis(2)	272.1
Additional paid-in capital	3,804.0
Treasury shares (2,647,785 shares on an actual and as adjusted basis )	(111.2)		(111.2)
Accumulated other comprehensive loss, net of tax	(415.2)		(415.2)
Retained earnings	965.8		965.8
Nonredeemable noncontrolling interests	17.6		17.6
Total Janus Henderson Group plc stockholders’ equity	4,533.1
Total capitalization	$4,847.1	$

(1)
Carried at amortized cost and disclosed at fair value.

(2)
The Company has repurchased 1,002,557 shares of its common stock (which does not include 2,917 shares repurchased but not yet cancelled) pursuant to its previously announced repurchase program subsequent to September 30, 2020.

SELLING STOCKHOLDER
The following table and the notes thereto set forth information regarding the beneficial ownership of our capital stock by the selling stockholder as of February 3, 2021, and as adjusted to reflect the sale of the shares of common stock offered in this offering. All information contained in the table and the notes below (other than the information regarding percentage of our common stock and economic interest in our Company owned by the selling stockholder) is based upon the information provided to us by the selling stockholder, and we have not independently verified this information.
On February 4, 2021, we and the selling stockholder entered into a Termination and Amendment Agreement (the “Termination Agreement”), which terminated our existing Strategic Cooperation Agreement with the selling stockholder (the “Investment Agreement”). Pursuant to the terms of the Investment Agreement, certain rights and obligations of the parties, including certain “standstill” provisions, share transfer restrictions, confidentiality obligations and registration rights, survive the termination of the Investment Agreement. Certain of such surviving provisions with respect to the share transfer restrictions were amended by the Termination Agreement to increase the limit on the number of JHG shares that the selling stockholder may sell on a single day from 10% to 20% of the average daily trading volume of JHG shares during a period of thirty trading days immediately preceding the date of such sale (but such limit would not apply to sales in connection with an underwritten public offering). All of the other rights and obligations of us and the selling stockholder under the Investment Agreement were terminated in accordance with the Termination Agreement.
In connection with the termination of the Investment Agreement, Tatsusaburo Yamamoto, a director of our board designated by the selling stockholder in accordance with the Investment Agreement, voluntarily resigned from our board and all committees of our board of which he is a member, effective as of February 4, 2021.
Although we and the selling stockholder have agreed to the termination of the Investment Agreement, we and the selling stockholder have entered into a new Strategic Cooperation Agreement (the “New Agreement”) in order to continue our strategic and business relationship. Under the terms of the New Agreement, the selling stockholder will consider in good faith to maintain investments of at least $2.0 billion in our investment products (with such amount determined without giving effect to changes in market value or investment performance) for three years, and we and the selling stockholder will continue to cooperate in good faith and use commercially reasonable efforts to distribute each other’s investment products through their respective distribution channels.
In addition, we and the selling stockholder have agreed to expand our existing program to exchange expertise and human resources to include a senior executive from the selling stockholder to help lead our efforts in Japan. The companies will also continue to collaborate on new product development and distribution.
The number of shares of common stock beneficially owned by the selling stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 4, 2021 through the exercise of any stock option or other right. The applicable percentage of ownership for the selling stockholder is based on 180,403,176 shares of common stock outstanding as of February 3, 2021.
	Ownership Before Offering	Securities Offered by this Prospectus	Ownership After Offering(2)
Name of Selling Stockholder	Common Stock	Common Stock	Common Stock	% of Common Stock
Dai-ichi Life Holdings, Inc.(1)(2)	30,668,922		—	0%

(1)
Prior to this offering, Dai-ichi beneficially owned 30,668,922 shares, or 17.0%, of our outstanding common stock. All of the shares to be sold in this offering will be sold by Dai-ichi. Immediately upon completion of this offering, in which we may purchase up to $230 million of common stock through the underwriters pursuant to our previously announced shareholder stock repurchase program at the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount, we do not expect Dai-ichi and its affiliates to own any shares of our capital stock, other than de minimis amounts of shares of our common stock held from time to time by Dai-ichi and its affiliates in the ordinary course of their business.

(2)
The principal address of Dai-ichi Life Holdings, Inc. is 13-1, Yurakucho 1-Chome, Chiyoda-ku, Tokyo, 100-8411 Japan.

TAXATION
U.S. Federal Income Tax Considerations
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of shares of our common stock by a U.S. Holder (as defined below) that will hold such shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (the “Regulations”), published positions of the Internal Revenue Service (the “Service”), court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).
This discussion does not describe all of the U.S. federal income tax considerations that may be applicable to U.S. Holders in light of their particular circumstances or U.S. Holders subject to special treatment under U.S. federal income tax law, such as:
•
banks, financial institutions or insurance companies;

•
real estate investment trusts;

•
regulated investment companies;

•
dealers or traders in securities;

•
tax-exempt entities;

•
certain former citizens or residents of the United States;

•
persons holding shares of our common stock as part of a “straddle,” conversion or other integrated transaction;

•
persons that actually or constructively own 10% or more of our equity (by vote or value); or

•
persons that have a functional currency other than the U.S. dollar.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations. U.S. Holders should consult their tax advisors concerning the U.S. federal tax considerations to them in light of their particular situation as well as any considerations arising under the laws of any other taxing jurisdiction.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (ii) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership is strongly urged to consult its tax advisor regarding the U.S. federal income tax considerations generally applicable to it of the ownership and disposition of shares of our common stock.

Distributions
Subject to the discussion below under “— Passive Foreign Investment Company Rules”, distributions on our common stock will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will generally be includible in the gross income of a U.S. Holder on the day actually or constructively received. To the extent that the amount of any such distribution exceeds our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, such amount will be treated first as a return of capital, and thereafter as capital gain. However, because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be reported as a dividend. Subject to certain holding period requirements and other conditions (and assuming that we are not a passive foreign investment company for the taxable year in which the dividend is paid or the preceding taxable year), dividends paid to certain non-corporate U.S. Holders may qualify for the preferential rates of taxation if we are eligible for the benefits of the United States-United Kingdom Tax Treaty or the ordinary shares are readily tradable on an established market in the U.S. Such dividends will not, however, be eligible for the dividends received deduction generally allowed to corporate U.S. Holders.
For purposes of calculating the foreign tax credit, dividends paid on our common stock will generally be treated as foreign-source income and will generally constitute passive category income. A U.S. Holder who does not claim a foreign tax credit on foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing foreign tax credits and deductions are complex. Each U.S. Holder is strongly urged to consult its tax advisor regarding the availability of foreign tax credits or deductions under such U.S. Holder’s particular circumstances.
Sale or Other Taxable Disposition of our Common Stock
Subject to the discussion below under “— Passive Foreign Investment Company Rules”, a U.S. Holder will generally recognize capital gain or loss upon the sale or other taxable disposition of our common stock in an amount equal to the difference, if any, between the amount realized upon the sale or other taxable disposition and such U.S. Holder’s adjusted tax basis in such common stock. Any capital gain or loss will be long term if such U.S. Holder has held our common stock for more than one year. Long-term capital gains of a non-corporate U.S. Holder are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S.-source gain or loss for foreign tax credit purposes.
As noted above, the rules governing the foreign tax credit are complex. Each U.S. Holder is strongly urged to consult its tax advisor regarding the availability of the foreign tax credit under such U.S. Holder’s particular circumstances.
Each U.S. Holder is strongly urged to consult its tax advisor regarding the sale or other taxable disposition of our common stock under such U.S. Holder’s particular circumstances.
Passive Foreign Investment Company Rules
Generally, a non-U.S. corporation, such as our company, will be considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. In addition, a non-U.S. corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. The value of our assets may be determined by reference to the market price of our common stock, which may fluctuate considerably. In addition, because there are uncertainties in the application of the relevant rules and because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given with respect to our PFIC status for the current or any future taxable year.
Based on the current and anticipated composition of our income, assets, operations and the value of our assets (including the value of our goodwill, going-concern value or any other unbooked intangibles which may be determined based on the price of our common stock), we do not believe that we were a PFIC for United States federal income tax purposes for the taxable year that ended December 31, 2020, and we do not expect to be treated as a PFIC for the current year or in the foreseeable future. However, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for any taxable year until after the close of the taxable year. There can be no assurance that we will not be considered a PFIC for any taxable year.
If we are classified as a PFIC for any taxable year during which a U.S. Holder owns our common stock, unless such U.S. Holder makes a “mark-to-market” election (as described below), such U.S. Holder will generally be subject to special tax rules with respect to any “excess distribution” that such holder receives and any gain such holder realizes from a sale or other disposition (including a pledge) of our common stock. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions such U.S. Holder received during the shorter of the three preceding taxable years or such U.S. Holder’s holding period for our common stock will be treated as an excess distribution. Under these special tax rules:
•
the excess distribution or gain will be allocated ratably over such U.S. Holder’s holding period for our common stock;

•
amounts allocated to the current taxable year and any taxable years in such U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC, or a pre-PFIC year, will be taxable as ordinary income; and

•
amounts allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to such U.S. Holder for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

If we are a PFIC for any taxable year during which a U.S. Holder holds our common stock and any of our subsidiaries is also a PFIC, such U.S. Holder will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC. Each U.S. Holder is strongly urged to consult its tax advisor regarding the application of the PFIC rules to any of our subsidiaries.
If we were to be classified as a PFIC, in lieu of being subject to the special tax rules discussed above, a U.S. Holder may make a mark-to-market election with respect to our common stock; provided our common stock is treated as regularly traded on a qualified exchange or other market as defined in applicable Regulations. As a technical matter, however, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, so a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. Each U.S. Holder is strongly urged to consult its tax advisor regarding the potential availability and consequences of a mark-to-market election in case we are classified as a PFIC in any taxable year.
We do not intend to make available the information necessary for a U.S. Holder to make a “qualified electing fund” election.
If we are classified as a PFIC, a U.S. Holder generally must file an annual report with the Service. Each U.S. Holder is strongly urged to consult its tax advisor concerning the U.S. federal income tax considerations of owning and disposing of our common stock if we are or become classified as a PFIC, including the unavailability of a qualified electing fund election, the possibility of making a mark-to-market election and the annual PFIC filing requirements, if any.

Foreign Asset Reporting
Certain U.S. Holders are required to report information relating to an interest in our common stock, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions), by filing Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in our common stock. Each U.S. Holder is strongly urged to consult its tax advisor regarding information reporting requirements relating to such U.S. Holder’s ownership of our common stock.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. EACH PROSPECTIVE INVESTOR IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS TO IT OF AN INVESTMENT IN OUR COMMON STOCK.
Jersey Tax Considerations
The following summary of the anticipated tax treatment in Jersey of the Company and holders of the Company’s common stock is based on Jersey taxation law and practice as they are understood to apply at the date of this document. It does not constitute, nor should it be considered to be, legal or tax advice and does not address all aspects of Jersey tax law and practice (including without limitation such tax law and practice as they apply to any land or building situated in Jersey, or as they apply to certain types of person, such as persons holding or acquiring shares in the course of trade, collective investment schemes or insurance companies). Holders of the Company’s common stock should consult their professional advisors on the implications of acquiring, buying, holding, selling or otherwise disposing of the Company’s common stock under the laws of any jurisdictions in which they may be liable to taxation. Holders of the Company’s common stock should be aware that tax rules and practice and their interpretation may change.
Taxation of the Company and of Non-Jersey Residents
On the basis that the Company is neither a financial services company nor a utility company for the purposes of the Income Tax (Jersey) Law 1961, as amended, the Company is subject to income tax in Jersey at a rate of zero per cent. On the basis that the Company is centrally managed and controlled, and is resident for tax purposes, in the U.K., the Company will not be liable to Jersey income tax other than on Jersey source income (except where such income is exempted from income tax pursuant to the Income Tax (Jersey) Law 1961, as amended).
Dividends on the Company’s common stock may be paid by the Company without withholding or deduction for or on account of Jersey income tax and holders of the Company’s common stock (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such shares. It is possible that the current tax regime applicable in Jersey may be amended and the Company could become subject to taxation in Jersey. Please see below under the heading “Shareholders of a Jersey Company” in relation to the status of Jersey resident holders of the Company’s common stock.
Goods and Services Tax
The States of Jersey introduced a Goods and Services Tax, which we refer to as GST, with effect from May 6, 2008. A company may opt out of the GST regime by applying to become an “international services entity”, which we refer to as ISE, as provided by the Goods and Services Tax (Jersey) Law 2007. ISE status is obtained upon meeting certain requirements and paying a prescribed annual fee. As an ISE, a company is exempted both from registering for GST and from accounting for GST on supplies made and received in Jersey solely for the purpose of its business. It is anticipated that the Company will maintain ISE status and the Company’s board intends to conduct the business of the combined company such that no GST will be incurred by the Company.

Shareholders of a Jersey Company
Any shareholders of a Jersey company who are resident for tax purposes in Jersey will incur income tax on any Dividends paid on the shares held by them.
Stamp Duty
No stamp duty is levied on the transfer inter vivos, exchange or repurchase of shares, but there is a stamp duty payable when Jersey grants of probate and letters of administration are required. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of shares who is domiciled in Jersey, or situated in Jersey in respect of a holder of shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000.
Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

UNDERWRITING
The Company, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC is the representative of the underwriters.
Underwriter	Number of Shares
Goldman Sachs & Co. LLC
Total
The underwriters are committed to take and pay for all of the shares being offered, if any are taken.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder.
Paid by the Selling Stockholder
Per Share	$
Total	$
Shares sold by the underwriters to the public will be offered at the price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The Company and the selling stockholder estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $      .
Our common stock is listed on NYSE under the symbol “JHG.”
The Company has agreed that it will not, subject to certain exceptions, during the period ending 90 days after the date of this prospectus (the “Restricted Period”), (i) offer, sell, contract to sell, pledge, grant any option or contract to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of the Company’s common stock or any securities convertible into or exercisable or exchangeable for the Company’s common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company’s common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Company’s common stock or such other securities, in cash or otherwise, (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus supplement) without the prior written consent of Goldman Sachs & Co. LLC.
The restrictions contained in the preceding paragraph shall not apply to (A) the Repurchase, (B) the issuance by the Company of shares of common stock upon the exercise or settlement (including any “net” or “cashless” exercises or settlements) of options, restricted stock units, warrants or similar securities or the conversion of a security outstanding on the date hereof as described herein, (C) the issuance by the Company of any shares of common stock, or securities convertible into, exchangeable for or that represent the right to receive shares of common stock pursuant to the Company’s incentive plans that are in effect as of the date hereof and described herein (including the information incorporated by reference herein), (D) facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during any lock-up period applicable to such officer or director and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the Restricted Period, (E) the repurchase of any shares of common stock pursuant to existing agreements or rights providing for an option to repurchase or a right of first refusal on behalf of the Company pursuant to the Company’s repurchase rights or agreements that were in existence on the date hereof and described herein (including the information incorporated by reference herein), (F) the issuance by the Company of shares of common stock or securities convertible into, exchangeable for or that represent the right to receive shares of common stock in connection with (1) the acquisition by the Company or any of its subsidiaries of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement, or (2) the Company’s joint ventures, commercial relationships and other strategic transactions, provided that the aggregate number of shares of common stock that the Company may sell or issue or agree to sell or issue pursuant to clause (F) shall not exceed 5% of the total number of shares of capital stock outstanding immediately following the offering contemplated hereby, and provided, further, that in the case of clause (F), each recipient of shares of common stock or securities convertible into, exchangeable for or that represent the right to receive shares of common stock shall enter into an agreement with the Company no less restrictive than the restrictions applicable to the Company with respect to the remaining portion of the Restricted Period.
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory,

investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
The Company and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders.
Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
Selling Restrictions
Notice to prospective investors in the European Economic Area
In relation to each member state of the European Economic Area (each, a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant State or, where appropriate, approved in another relevant state and notified to the competent authority in that relevant state, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that relevant state at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 23 of the Prospectus Regulation.

provided that no such offer of shares shall require the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.
Notice to prospective investors in the United Kingdom
In relation to the United Kingdom, no shares of common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:
a.
to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

b.
to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or

c.
in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (“FSMA”),

provided that no such offer of shares shall require the Company or any representative to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to prospective investors in Canada
The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus

Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to prospective investors in Hong Kong
The common stock may not be offered or sold in Hong Kong by means of any document other than in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Notice to prospective investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:
(a)   to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)   where no consideration is or will be given for the transfer;
(c)   where the transfer is by operation of law;
(d)   as specified in Section 276(7) of the SFA; or
(e)   as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.
In connection with Section 309B of the SFA and the Capital Markets Products (the “CMP”) Regulations 2018, the shares are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to prospective investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and the Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to prospective investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares of common stock may only be made to persons, which we refer to as the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

ENFORCEABILITY OF CIVIL LIABILITIES
U.S. laws do not necessarily extend either to us or our officers or directors. We are organized under the laws of Jersey, Channel Islands. Certain of our directors and officers reside outside of the United States. A portion of the assets of both us and our directors and officers residing outside of the United States are located outside the United States. As a result, it may not be possible for investors to effect service of process on either us or those officers and directors within the United States.
Judgments of U.S. courts may not be directly enforceable outside of the United States and the enforcement of judgments of U.S. courts outside of the United States may be subject to limitations.
For example, we have been advised by our Jersey, Channel Islands counsel, Carey Olsen, that a judgment of a U.S. court is not directly enforceable in Jersey, Channel Islands. However, subject to the principles of private international law as applied by Jersey law, by which, for example, foreign judgments may be impeachable, if a final and conclusive judgment under which a debt or a definite sum of money is payable (excluding sums payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty or multiple damages) were obtained against the Company or its directors or officers in any U.S. court having jurisdiction against the relevant party in respect of the relevant matter(s), (a) the courts of Jersey would, on an application properly made, recognize such judgment and give a judgment for liquidated damages in the amount of such judgment without reconsidering its merits and (b) such judgment of the courts of Jersey would thereafter be enforceable.
A judgment of a U.S. court will generally not be impeached by the courts of Jersey where the relevant U.S. court did not have jurisdiction to give the judgment, unless it was obtained by fraud, where the recognition or enforcement of the judgment is contrary to public policy in Jersey or where the proceedings in which the judgment was obtained were opposed to natural justice.
Certain defendants may also qualify for protection under Protection of Trading Interests Act 1980, an act of the United Kingdom extended to Jersey and amended by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983 (the “PTI Act”). The PTI Act provides that no court in Jersey shall entertain proceedings at common law against a qualifying defendant (i) for multiple damages, in excess of that required for actual compensation, (ii) based on a provision or rule of law specified or described in an order made under the relevant section of the PTI Act (as of the date of this prospectus, we are not aware of any rule of law that has been so specified or described) or (iii) on a claim for contribution in respect of damages awarded by a judgment falling within (i) or (ii) above. A “qualifying defendant” for the purposes of the PTI Act is a citizen of the United Kingdom and Colonies, a corporation or other body corporate organized under the laws of the United Kingdom, Jersey or other territory for whose international relations the United Kingdom is responsible or a person carrying on business in Jersey.
The courts of Jersey, Channel Islands may fail to recognise the express choice of governing law in an agreement where that choice is not bona fide (for example made with the intention of avoiding provisions of the law with which the transaction(s) documented or contemplated by that agreement has/have the closest and most real connection), is contrary to the laws of Jersey or contrary to public policy in Jersey.
Although there is a presumption that a Jersey court will, on application, stay proceedings brought in Jersey, Channel Islands in breach of a provision in an agreement that all disputes arising under such agreement be exclusively brought before the court in another jurisdiction, this may be rebutted if the party opposing the stay were able to show strong cause or as the case may require good reason why a stay should not be granted.
Provisions of an agreement for the payment or reimbursement of, or indemnity against, the costs and expenses of enforcement (actual or contemplated) or of litigation brought before a Jersey or foreign court or where the court has itself made an order for costs may not be enforced by the courts of Jersey, and any provision of an agreement that is considered to be usurious may not be given effect to and unjust enrichment may not be allowed.
Investors may also have difficulties pursuing an original action brought in a court in a jurisdiction outside the Unites States for liabilities under U.S. securities laws.

VALIDITY OF THE COMMON STOCK
The Company is being represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The underwriters are being represented by Davis Polk & Wardwell LLP, New York, New York. The validity of the shares of common stock offered hereby will be passed upon for JHG, by Carey Olsen Jersey LLP, special Jersey, Channel Islands counsel to JHG. Baker & McKenzie LLP is acting as legal counsel to the selling stockholder.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements as of December 31, 2019 and for the year ended December 31, 2019 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2019 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (United States), an independent registered public accounting firm, given on their authority as experts in auditing and accounting.
The financial statements as of December 31, 2018 and for each of the two years in the period ended December 31, 2018 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (United Kingdom), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of Janus Henderson Group plc for the three-month periods ended March 31, 2020 and 2019, for the three-month and six-month periods ended June 30, 2020 and 2019, and for the three-month and nine-month periods ended September 30, 2020 and 2019 incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP (United States) reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 30, 2020, July 29, 2020, and October 29, 2020 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP (United States) is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP (United States) within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available through our website at http://www.janushenderson.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. The information provided on our website is not part of this prospectus supplement and, therefore, is not incorporated herein by reference. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.
We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus supplement from the date of filing (excluding any information furnished, rather than filed), until the offering of securities under this prospectus supplement is terminated or completed. The information incorporated by reference is an important part of this prospectus supplement. Any statement in a document incorporated by reference into this prospectus supplement will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such statement.
This prospectus supplement incorporates by reference the documents listed below:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020;

•
our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on April 30, 2020, July 29, 2020 and October 29, 2020, respectively;

•
our Current Reports on Form 8-K, filed with the SEC on May 4, 2020, May 6, 2020 and February 4, 2021 (including Item 7.01 but excluding Item 2.02); and

•
the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 25, 2017, and any amendment or report filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement. You should direct requests for documents by writing to:
Janus Henderson Group plc
201 Bishopsgate London, United Kingdom Attention: Non-U.S. Investor Relations +44(0) 20 7818 1818	151 Detroit Street Denver, CO 80206 Attention: U.S. Investor Relations +1 303 336 4529
No person is authorized to give any information or represent anything not contained in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement. We are only offering these securities in places where sales of these securities are permitted. The information contained in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement, as well as information incorporated by reference herein, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may change after that date.

Prospectus
Janus Henderson Group PLC
Common Stock
Debt Securities
Warrants
Subscription Rights
Purchase Contracts
and
Purchase Units

We may offer, issue and sell, together or separately:
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ordinary shares (which we refer to as our “common stock”);

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debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;

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warrants to purchase shares of our common stock or our debt securities;

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subscription rights to purchase shares of our common stock or our debt securities;

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purchase contracts to purchase shares of our common stock or our debt securities; and

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purchase units, each representing ownership of a purchase contract and debt securities, securing the holder’s obligation to purchase shares of our common stock under the purchase contracts.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 4 and included in our reports filed with the Securities and Exchange Commission and in any applicable prospectus supplement before you make your investment decision.
We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.
Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “JHG.” Our chess depositary interests (“CDIs”) each representing one ordinary share of common stock are quoted and traded on the financial market operated by ASX Limited (“ASX”) under the trading symbol “JHG.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
A copy of this document has been delivered to the registrar of companies in Jersey in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, and he has given, and has not withdrawn, his consent to its circulation. The Jersey Financial Services Commission has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of common stock in the Company. It must be distinctly understood that, in giving these consents, neither the registrar of companies in Jersey nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it.
If you are in any doubt about the contents of this prospectus, you should consult your stockbroker, bank manager, solicitor, lawyer, accountant or other financial advisor.

The date of this prospectus is February 4, 2021

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ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”
We are responsible for the information contained in or incorporated by reference in this prospectus, the applicable prospectus supplement and any pricing supplement or other offering material, if any, provided by us or any underwriter or agent that we may from time to time retain. We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.
The directors of the Company have taken all reasonable care to ensure that the facts stated in this prospectus are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in this prospectus, whether of facts or of opinion. All the directors accept responsibility accordingly.
When used in this prospectus, the terms “Janus Henderson Group plc,” “JHG,” the “Company,” “we,” “our” and “us” refer to Janus Henderson Group plc and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020;

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our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on April 30, 2020, July 29, 2020 and October 29, 2020, respectively;

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our Current Reports on Form 8-K, filed with the SEC on May 4, 2020, May 6, 2020 and February 4, 2021 (including Item 7.01 but excluding Item 2.02); and

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the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 25, 2017, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
Janus Henderson Group plc
201 Bishopsgate London EC2M 3AE, United Kingdom Attention: Non-U.S. Investor Relations +44(0) 20 7818 1818	151 Detroit Street Denver, CO 80206 Attention: U.S. Investor Relations +1 303 336 4529

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus and any accompanying prospectus supplement, including the documents incorporated by reference herein and therein, not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.
Various risks, uncertainties, assumptions and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this this prospectus and any accompanying prospectus, including the documents incorporated by reference herein and therein, include but are not limited to the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference. It should be remembered that the price of the common stock and any income from them can go down as well as up.
There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.
THE COMPANY
Janus Henderson Group plc is an independent global asset manager, specializing in active investment across all major asset classes. We are a client-focused global business with approximately 2,000 employees worldwide and assets under management of $401.6 billion as of December 31, 2020. We have operations in North America, the United Kingdom, Continental Europe, Latin America, Japan, Asia and Australia. We focus on active fund management by investment managers with unique individual perspectives, who are free to implement their own investment views, within a strong risk management framework.
Our principal executive office is located at 201 Bishopsgate, London, United Kingdom and our telephone number is +44 (0) 20 7818 1818. We maintain a website at janushenderson.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS
An investment in our common stock involves various risks, including those mentioned below and those that are discussed from time to time in our periodic filings with the SEC and incorporated by reference herein. Investors should carefully consider these risks, along with the other information contained in this report, before making an investment decision regarding our common stock. There may be additional risks of which we are currently unaware, or which we currently consider immaterial. Any of these risks could have a material adverse effect on our financial condition, results of operations, and value of our common stock.
Market and Investment Performance Risks
Our business and operations are subject to adverse effects from the outbreak and spread of contagious diseases such as COVID-19, and we expect such adverse effects to continue.
The outbreak and spread of COVID-19, a highly transmissible and pathogenic disease, has resulted, and will likely continue to result, in a widespread national and global public health crisis, which has had, and we expect will continue to have, an adverse effect on our business, financial condition and results of operations. Infectious illness outbreaks or other adverse public health developments in countries where we operate, as well as any local, state and/or national government restrictive measures implemented to control such outbreaks, could adversely affect the economies of many nations or the entire global economy, the financial condition of individual issuers or companies, and capital markets, in ways that cannot necessarily be foreseen, and such impacts could be significant and long term. In addition, these events and their aftermaths may cause investor fear and panic, which could further adversely affect in unforeseeable ways the operations and performance of the companies, sectors, nations, regions in which we invest and financial markets in general. The COVID-19 pandemic has already adversely affected and will likely continue to adversely affect global economies and markets, and has resulted in a global economic downturn and disruptions in commerce that will continue to evolve, including with respect to financial and other economic activities, services, travel and supply chains. Global and national health concerns, and uncertainty regarding the impact of COVID-19, could lead to further and/or increased volatility in global capital and credit markets, adversely affect our key executives and other personnel, clients, investors, providers, suppliers, lessees, and other third parties, and negatively impact our AUM, revenues, income, business and operations.
Like many other global investment management organizations, our business and the businesses of our asset management affiliates, have been and will likely continue to be negatively impacted by the current COVID-19 pandemic and ensuing economic downturn in the global economy. The global spread of COVID-19, and the various governmental actions and economic effects resulting from the pandemic, have had, and are expected to continue to have, negative impacts on our business and operations, including concerns for and restrictions on our personnel (including health concerns, quarantines, shelter-in-place orders and restrictions on travel), and increased cyber security risks. The economic downturn related to COVID-19 has caused and may continue to cause, decreases and fluctuations in our AUM, revenues and income, increased liquidity risks and redemptions in our funds and other products (which could result in difficulties obtaining cash to settle redemptions), poor investment performance of our products and corporate investments, increased focus on expense management, capital resources and related planning, and could cause reputational harm, legal claims, and other factors that may arise or develop.
In order to remain competitive, we must continue to perform our asset management and related business responsibilities for our clients and investors properly and effectively throughout the course of the COVID-19 pandemic and the following recovery, which, among other matters, is dependent on the health and safety of our personnel and their ability to work remotely successfully. While we have implemented our business continuity plans globally to manage our business during this pandemic, including broad work-from-home capabilities for our personnel, there is no assurance that our efforts and planning will be sufficient to protect the health and safety of our personnel and/or maintain the success of our business. Further, we depend on a number of third-party providers to support our operations, and any failure of our third-party providers to fulfill their obligations could adversely impact our business. Moreover, we now have an increased dependency on remote equipment and connectivity infrastructure to access critical business systems that may be subject to failure, disruption or unavailability that could negatively impact our business operations. Additionally, multiple regions in which we operate have implemented movement restrictions, which impact our personnel and third-party vendors and service providers and may affect our ability to satisfy or respond timely to potential technology issues or needs impacting our business and operations. If our cyber security diligence and efforts to offset the increased risks associated with greater reliance on mobile, collaborative and remote technologies during this health crisis are not effective or successful, we may be at increased risk for cyber security or data privacy incidents.
The COVID-19 pandemic continues to evolve, and it is not possible to predict the extent to which the coronavirus, or any inability of the global economy to successfully recover from it, will adversely impact our business, liquidity, capital resources, and financial results and operations, which impacts will depend on numerous developing factors that are highly uncertain and rapidly changing. The impacts and risks described herein relating to COVID-19 augment the discussion of overlapping risks in our risk factors below, which may be heightened by COVID-19.
Our results of operations and financial condition are primarily dependent on the value, composition and relative investment performance of our AUM, all of which are subject to fluctuation caused by factors outside of our control.
We derive our revenues primarily from investment management and related services we provide to institutional and retail investors worldwide through our investment products. Our investment management fees typically are calculated as a percentage of the market value of our AUM. Certain of our investment products are also subject to performance fees, which vary based on a product’s relative performance as compared to a benchmark index. As a result, our revenues are dependent on the value, composition and investment performance of our AUM, all of which are subject to fluctuation caused by factors outside of our control.
Factors that could cause our AUM and revenue to decline include the following:
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Declines in equity markets.   Our AUM is concentrated in the U.S. and European equity markets. Equity securities may decline in value as a result of many factors, including an issuer’s actual or perceived financial condition and growth prospects, investor perception of an industry or sector, changes in currency exchange rates, changes in regulations, and geopolitical and economic risks. Declines in the equity markets, or in the market segments in which our investment products are concentrated, may cause our AUM to decrease.

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Declines in fixed income markets.   Fixed income investment products may decline in value as a result of various factors, principally increases in interest rates, changes in currency exchange rates, changes in relative yield among instruments with different maturities, geopolitical and general economic risks, available liquidity in the markets in which a security trades, an issuer’s actual or perceived creditworthiness, or an issuer’s ability to meet its obligations. Declines in the fixed income markets, or in the market segments in which our investment products are concentrated, may cause our AUM to decrease.

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Investment performance.   Our investment performance, along with achieving and maintaining superior distribution and client services, is critical to the success of our business. Strong investment performance has historically stimulated sales of our investment products. Poor investment performance as compared to third-party benchmarks or competitive products has in the past, and could in the future, lead to a decrease in sales of investment products we manage and stimulate redemptions from existing products, generally lowering the overall level of our AUM and reducing our management fees, and may have an adverse effect on our revenue and net income. In addition, certain of our investment products are subject to performance fees that are based either on investment performance as compared to an established benchmark index or on positive absolute return over a specified period of time. If our investment products that are subject to performance fees underperform, our revenue, results of operations and financial condition may be adversely affected. In addition, performance fees subject our revenue to increased volatility. No assurance can be given that past or present investment performance in the investment products we manage is indicative of future performance.

Our revenue and profitability would be adversely affected by any reduction in our AUM as a result of redemptions and other withdrawals from the funds and accounts we manage.
Investors may reduce their investments in the funds and accounts we manage, or reduce their investments generally, for many reasons, including:
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in response to adverse market conditions;

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to pursue other investment opportunities;

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to reallocate investments to lower-fee strategies;

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to take profits from their investments;

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as a result of poor investment performance of the funds and accounts we manage;

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as a consequence of damage to our reputation; or

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due to portfolio risk characteristics, which could cause investors to move assets to other investment managers.

In addition, the loss of key personnel or significant investment management professionals could reduce the attractiveness of our products to current and potential clients and adversely affect our revenues and profitability.
Changes in the value of our seeded investment products could adversely affect our earnings and financial condition.
We have a significant seed portfolio. Periodically, we add new investment strategies to our investment product offering and provide the initial cash investment or “seeding” to facilitate the launch of the new product. We may also provide substantial supplemental capital to an existing investment product to accelerate the growth of a strategy and attract outside investment in the product. A decline in the valuation of these seeded investments could negatively impact our earnings and financial condition.
Volatility and disruption of the capital and credit markets, and adverse changes in the global economy, may significantly affect our results of operations and may put pressure on our financial results.
The capital and credit markets may, from time to time, experience volatility and disruption worldwide. Declines in global financial market conditions have in the past resulted in significant decreases in our AUM, revenues and income, and future declines may further negatively impact our financial results. Such declines have had, and may in the future have, an adverse impact on our results of operations. We may need to modify our business, strategies or operations, and we may be subject to additional constraints or costs in order to compete in a changing global economy and business environment.
Disruptions in the markets, market participants and to the operations of third parties whose functions are integral to our ETN and ETF platforms, collectively referred to as ETPs, may adversely affect the prices at which ETPs trade, particularly during periods of market volatility.
The trading price of an ETP’s shares or units fluctuates continuously throughout trading hours. While an ETP’s creation/redemption feature and the arbitrage mechanism are designed to make it more likely that the ETP’s shares or units normally will trade at prices close to the ETP’s net asset value (“NAV”), exchange prices may deviate significantly from the NAV. ETP market prices are subject to numerous potential risks, including significant market volatility, imbalances in supply and demand, trading halts invoked by a stock exchange, the inability or unwillingness of market markers, authorized participants, or settlement systems or other market participants to perform functions necessary for an ETP’s arbitrage mechanism to function effectively. If market events lead to instances where an ETP trades at prices that deviate significantly from the ETP’s NAV or indicative value, or trading halts are invoked by the relevant stock exchange or market, investors may lose confidence in ETP products and sell their holdings, which may cause the AUM of ETFs, the principal amount outstanding of ETNs, revenue and earnings to decline.

Illiquidity in certain securities in which we invest may negatively impact the financial condition of our investment products and may impede our ability to effect redemptions.
Some of our funds or mandates invest in certain securities or other assets in which the secondary trading market is illiquid or does not exist. Illiquidity may occur with respect to the securities of a specific issuer, based on industry, sector, or geographic region, or with respect to an asset class or an investment type. An illiquid trading market may increase market volatility and may make it difficult to sell investments promptly without suffering a loss. This may have an adverse impact on the investment performance of such funds and mandates and on our AUM, revenues and results of operations.
Investors in certain funds we manage have contractual terms that provide for a shorter notice period for redemptions or withdrawals than the time period during which these funds may be able to sell underlying investments within the fund. This liquidity mismatch may be exacerbated during periods of market illiquidity and, in circumstances in which there are high levels of investor redemptions, it may be necessary for us to impose restrictions on redeeming investors or suspend redemptions. Such actions could increase the risk of legal claims by investors and regulatory investigations and/or fines and may adversely affect our reputation.
We could be adversely impacted by changes in assumptions used to calculate pension assets and liabilities.
We provide retirement benefits for our current and former employees in the UK through the Janus Henderson Group Pension Scheme (the “UK Pension Scheme”). The UK Pension Scheme operates a number of defined benefit sections, which closed to new entrants on November 15, 1999, and a money purchase section. As of December 31, 2020, the UK Pension Scheme had a surplus of £12.0 million on a technical provision basis. Our funding obligations for the UK Pension Scheme may be adversely affected by many factors, including poorer than expected long-term return on plan assets, longer life expectancy, changes in actuarial assumptions by reference to which our contributions are assessed, such as changes to assumptions on interest rates and inflation, changes to the regulatory regime for funding defined benefit pension schemes in the UK, and other factors. We may also be subject to obligations to contribute funds or take other action imposed by the Pension Protection Fund in connection with the UK Pension Scheme. If we were required to increase our contributions in the future to cover any increased funding shortfall, levy by the Pension Protection Fund and/or expenses in the UK Pension Scheme, our results and financial condition could be adversely affected.
The global scope of our business subjects us to currency exchange rate risk that may adversely impact revenue and income.
We generate a substantial portion of our revenue in pounds sterling, euro and Australian dollars. As a result, we are subject to foreign currency exchange risk relative to the U.S. dollar (“USD”), our financial reporting currency, through our non-U.S. operations, including through our exposure to non-USD income, expenses, assets and liabilities of our overseas subsidiaries, as well as net assets and liabilities denominated in a currency other than USD. Fluctuations in the exchange rates to the USD may affect our financial results from one period to the next. In addition, there is risk associated with the foreign exchange revaluation of balances held by certain of our subsidiaries for which the local currency is different from our functional currency.
We could be impacted by counterparty or client defaults.
In periods of significant market volatility, the deteriorating financial condition of one financial institution may materially and adversely impact the performance of others. We, and the funds and accounts we manage, have exposure to many different counterparties, and routinely execute transactions with counterparties across the financial industry. As a result, we and our managed funds and accounts may be exposed to credit, operational or other risk in the event of a default by a counterparty or client, or in the event of other unrelated systemic market failures.
Business and Strategic Risks
We operate in a highly competitive environment, and revenue from fees may be reduced.
The investment management business is highly competitive. In recent years, established firms and new entrants to the asset management industry have expanded their application of technology, including the use of robo advisers, to provide services to clients. Our traditional fee structures may be subject to downward pressure due to these factors. Moreover, in recent years there has been a trend toward lower fees in the investment management industry, as evidenced by the movement toward passively managed mutual funds and the growth of lower cost funds such as exchange traded, smart beta and quantitative funds. Fees for actively managed investment products may continue to come under increased pressure if such products fail to outperform returns for comparable passively managed products or as a consequence of regulatory intervention. Fee reductions on existing or future new business, as well as changes in regulations pertaining to fees, could adversely affect our results of operations and financial condition. Additionally, we compete with investment management companies on the basis of investment performance, fees, diversity of products, distribution capability, scope and quality of services, reputation and the ability to develop new investment products to meet the changing needs of investors. Failure to adequately compete could adversely affect our AUM, results of operations and financial condition.
Our success depends on our key personnel, and our financial performance could be negatively affected by the loss of their services.
The success of our business is highly dependent on our ability to attract, retain and motivate highly skilled and often highly specialized technical, executive, sales and investment management personnel. The market for qualified investment and sales professionals is extremely competitive and is characterized by the frequent movement of portfolio managers, analysts and salespeople among different firms. Any changes to management structure, shifts in corporate culture, changes to corporate governance authority, or adjustments or reductions to compensation could affect our ability to retain key personnel and could result in legal claims. In order to retain certain key personnel, we may be required to increase compensation to such individuals, resulting in additional expense. Laws and regulations could impose restrictions on the amount of compensation paid by financial institutions as well as the processes for paying and deferring compensation, which could restrict our ability to compete effectively for qualified professionals. There can be no assurance that we will be successful in finding, attracting and retaining qualified individuals, and the departure of key personnel, particularly those personnel responsible for managing client funds that account for a high proportion of our revenue, could cause us to lose clients, which could have a material adverse effect on our AUM, results of operations and financial condition.
We are dependent upon third-party distribution channels to access clients and potential clients.
Our ability to market and distribute our investment products is significantly dependent on access to the client base of insurance companies, defined contribution plan administrators, securities firms, broker dealers, financial advisors, multi- managers, banks and other distribution channels. These companies generally offer their clients various investment products in addition to, and competitive with, products offered by us. In addition, our existing relationships with third party distributors and access to new distributors could be adversely affected by recent consolidation within the financial services industry. Consolidation may result in increased distribution costs, a reduction in the number of third parties distributing our investment products or increased competition to access third-party distribution channels. Moreover, fiduciary regulations have led to significant shifts in distributors’ business models and more limited product offerings, and additional regulations could lead to further changes, potentially resulting in reduced distribution of certain of our products. Our inability to access clients through third-party distribution channels could adversely affect our business prospects, AUM, results of operations and financial condition.
The global scope of our business subjects us to market-specific political, economic and other risks that may adversely impact our revenue and income generated overseas.
Our global portfolios and revenue derived from managing these portfolios are subject to significant risks of loss as a result of political, economic and diplomatic developments, currency fluctuations, social instability, changes in governmental policies, regulation and enforcement, expropriation, nationalization, asset confiscation, and changes in legislation related to ownership of non-U.S. securities.
Individual financial, equity, debt and commodity markets may be adversely affected by financial, economic, political, electoral, diplomatic or other instabilities that are particular to the country or region in which a market is located. Global economic conditions also affect the mix, market values and levels of our

AUM and are difficult to predict. Political, economic and environmental events in any country or region could result in significant declines in equity and/or fixed income securities with exposure to such a country or region and, to the extent that we have a concentration of AUM in such a country or region, could result in a material adverse effect on our AUM, results of operations and financial condition.
In addition, international trading markets, particularly in some emerging market countries, are often smaller, less liquid, less regulated and significantly more volatile than those in the U.S. Local regulatory environments may vary widely in terms of scope, adequacy and sophistication. Moreover, regulators in non-U.S. jurisdictions could change their policies or laws in a manner that might restrict or otherwise impede our ability to distribute or authorize products or maintain our authorizations in their respective markets. Similarly, local distributors, and their policies and practices as well as financial viability, may also vary widely, or be inconsistent or less developed or mature than other more internationally focused distributors. As our business grows in non-U.S. markets, any ongoing and future business, political, economic or social unrest affecting these markets may have a negative impact on the long-term investment climate in these and other areas, and, as a result, our AUM and the revenue and income we generate from these markets may be negatively affected.
Our reputation is critical to the success of our business. Harm to our reputation could reduce our AUM and affect sales, which could adversely affect our revenue and net income.
We believe that our brand name is well-received both in the asset management industry and with our clients, reflecting the fact that our brand, like our business, is based in part on trust and confidence. If our reputation is harmed, existing clients may reduce their investments, or withdraw from funds we manage, or funds may terminate or reduce AUM under their management agreements with us, which could reduce our AUM and negatively impact our revenue and profitability.
As part of our business, we are required to continuously manage actual and potential conflicts of interest, including situations where our services to a particular client conflict, or are perceived to conflict, with the interests of another client or those of JHG or our employees. The willingness of clients to enter into transactions in which such a conflict might arise may be affected if we fail, or appear to fail, to deal appropriately with conflicts of interest. In addition, failure to appropriately manage potential, perceived or actual conflicts could damage our reputation and give rise to litigation or regulatory enforcement actions.
Our reputation could also be damaged by factors such as:
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litigation;

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regulatory action;

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loss of key personnel;

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operational failures;

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underperformance of our investment products;

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fraud, misconduct or mismanagement, theft, loss or misuse of client data by our personnel or third parties;

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failure to manage conflicts of interest or satisfy fiduciary responsibilities; and

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negative publicity or press speculation (whether or not any such allegations or claims are valid or ultimately disproved, dismissed or withdrawn).

Reputational harm may cause us to lose current clients and we may be unable to continue to attract new clients or develop new business. If we fail to effectively address the underlying causes of any harm to our reputation, our financial results and future business prospects would likely be adversely affected.
The carrying value of goodwill and other intangible assets on our balance sheet could become impaired, which would adversely affect our results of operations.
At December 31, 2020, our goodwill and intangible assets totaled $4,070.2 million. The value of these assets may not be realized for a variety of reasons, including significant redemptions, loss of clients, damage to brand name and unfavorable economic conditions. We have recorded goodwill and intangible asset impairments in the past and could incur similar charges in the future. Under accounting principles generally accepted in the United States of America (“U.S. GAAP”), goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment annually or more often if an event or circumstance indicates that an impairment loss may have been incurred. Other intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment whenever there is an indication of impairment. Should such reviews indicate impairment, a reduction of the carrying value of the intangible asset could occur, resulting in a charge that may, in turn, adversely affect our AUM, results of operations and financial condition.
Our business depends on investment management agreements that are subject to termination, non-renewal or reductions in fees.
We derive revenue from investment management agreements with investment funds, institutional investors and other investors. With respect to investment management agreements with U.S. mutual funds, these agreements may be terminated by either party with notice, or in the event of an “assignment” (as defined in the Investment Company Act), must be approved and renewed annually by the independent members of each fund’s board of directors or trustees or its shareholders, as required by law. In addition, the board of directors or trustees of certain investment funds and institutional and other investors generally may terminate their investment management agreements upon written notice for any reason and without penalty. U.S. mutual funds, investment funds or other investors may choose to exercise such termination rights at any time. In addition, the annual review of investment management agreements with U.S. mutual funds, as required by law, could result in a reduction in our advisory fee revenues. The termination of or failure to renew one or more of these agreements could have a material adverse effect on our AUM, results of operations and financial condition.
Our expenses are subject to fluctuations that could materially affect our operating results.
Our results of operations are dependent on our level of expenses, which can vary significantly for many reasons, including:
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changes in the level and scope of our operating expenses in response to market conditions or regulations;

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variations in the level of total compensation expense due to changes in bonuses and stock-based awards, changes in employee benefit costs due to regulatory or plan design changes, changes in our employee count and mix, competitive factors, market performance and other factors;

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expenses incurred to support distribution of our investment strategies and services, develop new strategies and services, and enhance our technology, compliance and other infrastructure;

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impairments of intangible assets or goodwill; and

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the impact of inflation.

Increases in the level of our expenses, or our inability to reduce the level of expenses when necessary, could materially affect our operating results.
Our business and results of operations could be negatively affected as a result of the actions of activist shareholders.
We may be subject to actions or proposals from activist shareholders that may not align with our business strategies or the interests of our other shareholders. While we strive to maintain constructive, ongoing communications with all of our shareholders, and welcome their views and opinions with the goal of enhancing value for all shareholders, activist shareholders may, from time to time, engage in proxy solicitations or advance shareholder proposals, or otherwise attempt to effect changes and assert influence on our Board of Directors and management. Responding to proposals by activist shareholders may, and responding to a proxy contest instituted by shareholders would, require us to incur significant legal and advisory fees, proxy solicitation expenses (in the case of a proxy contest) and administrative and associated costs and require significant time and attention by our Board of Directors and management, diverting their attention from the pursuit of our business strategy. Any perceived uncertainties as to our future direction and control, our ability to execute on our strategy or changes to the composition of our Board of Directors or senior management team arising from proposals by activist shareholders or a proxy contest could lead to the perception of a change in the direction of our business or instability which may be exploited by our competitors, result in the loss of potential business opportunities and make it more difficult to pursue our strategic initiatives or attract and retain qualified personnel and business partners, any of which could have a material adverse effect on our business and operating results.
Operational and Technology Risks
We could be subject to losses and reputational harm if we, or our agents, fail to properly safeguard sensitive and confidential information against cyberattacks or other security breaches.
We depend on the continued effectiveness of our information and cybersecurity policies, procedures and capabilities to protect our computer and telecommunications systems and the data that resides in or is transmitted through such systems.
As part of our normal operations, we maintain and transmit confidential information about our clients and employees as well as proprietary information relating to our business operations. We maintain a system of internal controls designed to secure and protect such information. Nevertheless, all technology systems remain susceptible to unauthorized access and may be corrupted by cyberattacks, computer viruses or other malicious software code. In addition, authorized persons could inadvertently or intentionally misappropriate or release confidential or proprietary information. Any breach or other failure of our technology systems, including those of third parties with which we do business, or any failure to timely and effectively identify and respond to a breach or failure, could result in the loss of valuable information, liability for stolen assets or information, remediation costs to repair damage caused by the incident, additional security costs to mitigate against future incidents and litigation costs resulting from the incident. Our use of mobile and cloud technologies could heighten these and other operational risks, and any failure by mobile technology and cloud service providers to adequately safeguard their systems to prevent cyberattacks could disrupt our operations and result in misappropriation, corruption or loss of confidential or proprietary information. Moreover, any loss of confidential customer identification information could harm our reputation, result in the termination of certain contracts by our existing customers, and subject us to liability under laws that protect confidential personal data, resulting in increased costs or loss of revenue.
Security breaches, including cyberattacks and phishing attacks, have become increasingly prevalent and sophisticated. There can be no assurance that our investments in precautions and safeguards will protect our business from all attempted cyberattacks or other incidents. Recent well-publicized security breaches at other companies have exposed failures to keep pace with the threats posed by cyberattackers and have led to increased government and regulatory scrutiny, which could lead to increased costs or fines or public censure.
Due to our interconnectivity with third-party vendors, advisors, central agents, exchanges, clearing organizations and other financial institutions, we may be adversely affected if any of them are subject to a successful cyberattack or other information security event, including those arising from the use of mobile technology or a third-party cloud environment. Certain software applications that we use in our business are licensed by, and supported, upgraded and maintained by, third-party vendors. A suspension or termination of certain of these licenses or the related support, upgrades and maintenance could cause temporary system delays or interruption that could adversely impact our business. Also, such third-party applications may include confidential and proprietary data provided by vendors and by us. We may be subject to indemnification costs and liability to third parties if we breach any confidentiality obligations regarding vendor data, for losses related to the data, or if data we provide is deemed to infringe upon the rights of others.
Finally, cybersecurity and data privacy have become high priorities for regulators, and many jurisdictions are enacting laws and regulations in these areas. Our failure to comply with these and other applicable requirements could result in regulatory investigations and penalties as well as negative publicity, which could materially adversely affect our business, results of operations and financial condition.

Intech’s investment process is highly dependent on key employees and proprietary software.
Intech uses a proprietary investment process (which relates to approximately 10% of our AUM as of December 31, 2020), which is based on complex and proprietary mathematical models that seek to outperform various indices by capitalizing on the volatility in stock price movements while controlling trading costs and overall risk relative to the index. The maintenance of such models for current products and the development of new products are highly dependent on certain key Intech employees. If Intech is unable to retain key personnel or properly transition key personnel responsibilities to others, if the mathematical investment strategies developed by Intech fail to produce the intended results, or if errors occur in the development or implementation of Intech’s mathematical models, Intech may not deliver competitive performance, which could adversely affect our AUM, results of operations and financial condition, and could also result in legal claims against us or regulatory investigations with respect to our operations.
Failure to maintain adequate controls and risk management policies, the circumvention of controls and policies, or fraud, as well as failure to maintain adequate infrastructure or failures in operational or risk management processes and systems could have an adverse effect on our AUM, results of operation and financial condition.
Although we have a comprehensive risk management process, there can be no assurances that our controls, procedures, policies and systems will successfully identify and manage internal and external risks to our business. For example, our employees, contractors or other third parties may deliberately seek to circumvent established controls to commit fraud or act in ways that are inconsistent with our controls, policies and procedures. Any operational errors or negligence by our employees, or others acting on our behalf, or weaknesses in the internal controls over those processes could result in losses for us, and we may be required to compensate clients for losses suffered and/or regulatory fines. Persistent or repeated incidents involving conflicts of interest, circumvention of policies and controls, fraud or insider trading could have a materially adverse impact on our reputation and could lead to costly regulatory inquiries.
Our business is also highly dependent on the integrity, security and reliability of our information technology systems and infrastructure. If any of our critical systems or infrastructure do not operate properly or are disabled, our ability to perform effective investment management on behalf of our clients could be impaired. In addition, if we fail to maintain an infrastructure commensurate with the size and scope of our business, our productivity and growth could be negatively affected, which could have an adverse impact on our AUM, results of operations and financial condition.
Insurance may not be available on a cost-effective basis to protect us from potential liabilities.
We face the inherent risk of liability and costs related to or arising from claims from clients, employees and other third parties, actions taken by regulatory agencies, losses arising from fraud or other criminal activity, and costs and losses associated with cyber incidents. To help protect against these and other potential liabilities, we have purchased insurance in amounts, and against risks, that we consider appropriate, where such insurance is available at prices we deem reasonable. There can be no assurance, however, that a claim or claims will be covered by insurance or, if covered, will not exceed coverage limits, that an insurer will meet its obligations regarding coverage, or that insurance coverage will continue to be available on a cost-effective basis. Insurance costs are impacted by market conditions and the risk profile of the insured, and may increase significantly over relatively short periods. In addition, certain insurance coverage may not be available or may only be available at prohibitive cost. Renewals of insurance policies may expose us to additional costs through higher premiums or the assumption of higher deductibles or co-insurance liability.
Our business may be vulnerable to failures of support systems and client service functions provided by third-party vendors.
Our client service capabilities as well as our ability to obtain prompt and accurate securities pricing information and to process client transactions and reports are significantly dependent on communication and information systems and services provided by third-party vendors. The ability to consistently and reliably obtain securities pricing information, process client transactions and provide reports and other client services to the shareholders of funds and other investment products we manage are essential to our operations. Any delays, errors or inaccuracies in pricing information, processing client transactions or providing reports, and any other inadequacies in other client service functions could impact client relationships, result in financial losses and potentially give rise to regulatory actions and claims against us.
We depend on third-party service providers and other key vendors for various fund administration, accounting, custody, risk analytics, market data, market indices and transfer agent roles, and other distribution and operational needs. If our third-party service providers or other key vendors fail to fulfill their obligations, experience service interruptions, cease providing their services on short notice or otherwise provide inadequate service, it could lead to operational and regulatory problems, including with respect to certain of our products, which could result in losses, enforcement actions, or reputational harm, and which could negatively impact our AUM, results of operations and financial condition.
Our inability to recover successfully, should we experience a disaster or other business continuity problem, could cause material financial loss, regulatory actions, legal liability and/or reputational harm.
Significant portions of our business operations and those of our critical third-party service providers are concentrated in a few geographic areas, including the UK, the U.S., Luxembourg and Australia. Should we, or any of our critical service providers, experience a significant local or regional disaster or other event that disrupts business continuity, such as an earthquake, hurricane, tsunami, terrorist attack, epidemic or other natural or man-made disaster, our continued success will depend in part on the safety and availability of our personnel, our office facilities and the proper functioning of our technology, computer, telecommunications and other systems and operations that are critical to our business. We have developed various backup systems and contingency plans, but no assurance can be given that they will be adequate in all circumstances that could arise or that material interruptions and disruptions will not occur. In addition, we will rely to varying degrees on outside vendors for disaster recovery support, and no assurance can be given that these vendors will be able to perform in an adequate and timely manner. If we, or any of our critical service providers, are unable to respond adequately to such an event in a timely manner, we may be unable to continue our business operations, which could damage our reputation and lead to a loss of customers and have an adverse effect on our AUM, revenue and net income.
Negative changes in our credit ratings and global market volatility may impair our ability to obtain financing and may increase our borrowing costs.
Our ability to access the capital markets, as well as our borrowing costs under our credit facility, depend significantly on our credit ratings and credit outlook. Changes in our credit ratings or credit outlook, which are determined by rating agencies such as Standard & Poor’s and Moody’s Investors Service, as well as global market volatility, could cause us to incur higher borrowing costs or to have greater difficulty in accessing the capital markets. In addition, volatility in global financial and capital markets may also affect our ability to access the capital markets in a timely manner.
Legal and Regulatory Risks
Regulatory and governmental examinations and/or investigations, litigation and the legal risks associated with our business could adversely impact our AUM, increase costs and negatively impact our profitability and/or our future financial results.
From time to time, we receive and respond to regulatory and governmental requests for documents or other information, subpoenas, examinations and investigations in connection with our business activities. In addition, from time to time, we are named as a party in litigation. Even if claims made against us are without merit, litigation typically is an expensive process. Risks associated with legal liability often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time. Among other things, such matters may result in fines, censure, legal damages, suspension of personnel, revocation of licenses and reputational damage, which may reduce our sales and increase redemptions. Eventual exposures from and expenses incurred relating to any examinations, investigations, litigation, and/or settlements could adversely impact our AUM, increase costs and/or negatively impact our profitability and financial results. Allegations, findings or judgments of wrongdoing by regulatory or governmental authorities or in litigation against us, or settlements with respect thereto, could affect our reputation, increase our costs of doing business and/or negatively impact our revenues, any of which could have a material negative impact on our financial results.
We operate in an industry that is highly regulated in most countries, and any enforcement action or changes in the laws or regulations governing our business could adversely affect our AUM, results of operations or financial condition.
Like all investment management firms, our activities are highly regulated in almost all countries in which we conduct business, including the U.S., the UK, Europe, Australia, Singapore and other international markets. A substantial portion of the products and services we provide are regulated and are accordingly supervised by financial services regulators in the U.S., the UK, Australia, Singapore and Luxembourg. In addition, subsidiaries operating in the EU are subject to EU law as implemented and applied in the EU member states in which they operate. Our operations elsewhere in the world are regulated by similar regulatory organizations.
Laws and regulations applied at the international, national, state or provincial and local levels generally grant governmental agencies and industry self-regulatory authorities broad administrative discretion over our activities, including the power to limit or restrict our business activities, to conduct examinations, risk assessments, investigations and capital adequacy reviews, and to impose remedial programs to address perceived deficiencies. As a result of regulatory oversight, we could face requirements that negatively impact the way in which we conduct business, increase compliance costs, impose additional capital requirements and/or involve enforcement actions that could lead to sanctions, including the potential revocation of licenses to operate certain businesses, the suspension or expulsion from a particular jurisdiction or market of any of our business organizations or key personnel, or the imposition of fines and censures on us or our employees. Judgments or findings of wrongdoing by regulatory or governmental authorities, or in private litigation against us, could affect our reputation, increase our costs of doing business and/or negatively impact our AUM and revenues, any of which could have an adverse impact on our results of operations or financial condition.
The regulatory environment in which we operate changes frequently and has seen a significant increase in regulation in recent years. Certain enacted provisions and proposals for new regulation are potentially far-reaching and, depending upon their implementation, could increase the cost of offering mutual funds and other investment products and services and have material adverse effects on our business, results of operations or financial condition.
In the U.S., the government and other institutions have taken action, and may continue to take further action, in response to volatility in the global financial markets. For example, certain provisions of the Dodd-Frank Act have required us, and other provisions will or may require us, to change and or impose new limitations on the manner in which we conduct business. More generally, the Dodd-Frank Act has increased our regulatory burdens and related compliance costs. Rulemaking is still ongoing for the Dodd-Frank Act, and any further actions could include new rules and requirements that may be applicable to us, the effect of which could have additional adverse consequences to our business, results of operations or financial condition.
The EU has promulgated or is considering various new or revised legislation pertaining to financial services firms, including investment managers. Such regulatory changes may have a direct impact on the revenue of our business should they result in structural or operational changes and may increase operational or compliance costs. We do not believe implementation of these requirements will fundamentally change the asset management industry or cause us to reconsider our fundamental strategy, but certain provisions may require us to change or impose new limitations on the manner in which we conduct business and may result in increased fee and margin pressure from clients.
The full extent of the impact on us of any laws, regulations or initiatives that may be proposed, and regulatory reform initiatives and enforcement agendas pursued by regulators such as the SEC and the DOL (which have separately expressed support for investor protection initiatives that may impact how and to whom certain investment products can be distributed in the U.S.), is impossible to determine. Recent changes have imposed, and may continue to impose, new compliance costs and/or capital requirements or impact us in other ways that could have a material adverse impact on our business, results of operations or financial condition. Moreover, certain legal or regulatory changes could require us to modify our strategies, businesses or operations, and these changes may result in the incurrence of other new constraints or costs, including the investment of significant management time and resources in order to satisfy new regulatory requirements or to compete in a changed business environment.
Regulators may impose increased capital requirements on us, which could negatively impact our ability to return capital or pay dividends to our shareholders and adversely affect our results of operations and financial condition.
Regulators typically have broad discretion to impose increased regulatory capital requirements on the regulated entities within their jurisdiction. It is possible that the regulatory capital requirements that currently apply to our business could be increased. The imposition of increased regulatory capital requirements could negatively impact our ability to return capital or pay dividends to shareholders, restrict our ability to make future acquisitions or, should we be required to raise additional capital, negatively impact our results of operations and financial condition.
Failure to comply with client contractual requirements and/or investment guidelines could negatively impact our AUM, results of operations and financial condition.
Many of the investment management agreements under which we manage assets or provide services specify investment guidelines or requirements that we are required to observe. Laws and regulations also impose similar requirements for certain accounts. A failure to follow these guidelines or requirements could result in damage to our reputation or in clients seeking to recover losses, withdrawing their assets or terminating their contracts, any one of which could cause revenues and profitability to decline. In addition, a breach of these investment guidelines or requirements could result in regulatory investigation, censure and/or fines.
The exit of the UK from the European Union could adversely impact our business, results of operations and financial condition.
On June 23, 2016, the United Kingdom held a referendum in which voters approved an exit from the European Union, commonly referred to as “Brexit”. The United Kingdom’s withdrawal from the European Union occurred on January 31, 2020, and the United Kingdom remained in the European Union’s customs union and single market until December 31, 2020 (the “Transition Period”). The United Kingdom and the European Union agreed a Trade and Cooperation Agreement on December 24, 2020 (the “TCA”), which is intended to be operative from the end of the Transition Period. The TCA was ratified by the United Kingdom on December 30, 2020 and is expected to come into full force in February 2021 once relevant European Union institutions have also ratified the TCA. Until then, the TCA governs the United Kingdom’s relationship with the European Union on an interim basis. While the TCA regulates a number of important areas, significant parts of the United Kingdom economy are not addressed in detail by the TCA, including in particular the services sector, which represents the largest component of the United Kingdom’s economy. A number of issues, particularly in relation to the financial services sector, remain to be resolved through further bilateral negotiations, which are currently expected to begin in the early part of 2021. As a result, the new relationship between the United Kingdom and the European Union could in the short-term, and possibly for longer, cause disruptions to and create uncertainty in the United Kingdom and European economies, prejudice to financial services businesses such as ours that are conducting business in the EU and which are based in the United Kingdom, legal uncertainty regarding achievement of compliance with applicable financial and commercial laws and regulations, and the unavailability of timely information as to expected legal, tax and other regimes.
Accordingly, and notwithstanding steps we took prior to the UK’s withdrawal from the EU and the end of the Transition Period, we may incur additional costs due to having to relocate or augment activities within the EU and carry out any related restructuring as well as incur additional costs to address potential new impediments to conducting EU business.
A decline in trade between the UK and the EU could affect the attractiveness of the UK as a global investment center and could have a detrimental impact on UK economic growth. Although we have a diverse international customer base, our results could be adversely affected by the market impacts of reduced

UK economic growth and greater volatility in the pound sterling. Under the TCA there are new UK and EU immigration policies, for example in relation to free movement of investment and support staff between the UK and the EU.
Any of the foregoing factors could have a material adverse effect on our business, results of operations or financial condition.
We may not manage risks associated with the replacement of benchmark indices effectively.
The withdrawal and replacement of widely used benchmark indices, such as the London Interbank Offered Rate (“LIBOR”), with alternative benchmark rates introduces a number of risks for our business, our clients and the financial services industry more widely. These risks include:
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legal implementation risks, as extensive changes to documentation for new and existing clients and transactions may be required;

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financial risks, arising from any changes in the valuation of financial instruments linked to benchmark indices;

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pricing risks, as changes to benchmark indices could impact pricing mechanisms on some instruments;

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operational risks, due to the potential requirement to adapt information technology systems, trade reporting infrastructure and operational processes; and

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conduct risks, relating to communications with a potential impact on customers and engagement with customers during the transition away from benchmark indices such as LIBOR.

It is expected that a transition away from the widespread use of LIBOR to alternative benchmark rates will occur over the course of the next few years. The FCA, which regulates LIBOR, has announced that it has commitments from panel banks to continue to contribute to LIBOR through the end of 2021, but that the FCA will not use its powers to compel contributions beyond such date. Accordingly, there is considerable uncertainty regarding the publication of LIBOR beyond 2021. Therefore, it is not currently possible to determine precisely whether, or to what extent, the withdrawal and replacement of LIBOR would affect us. However, the implementation of alternative benchmark rates to LIBOR may have an adverse effect on our business, results of operations or financial condition.
We may be subject to claims of lack of suitability.
If our clients suffer losses on funds or investment mandates we manage, they may seek compensation from us on the basis of allegations that these funds or mandates were not suitable for them or that the fund prospectuses or other marketing materials contained material errors or were misleading. Despite the controls relating to disclosure in fund prospectuses and marketing materials, it is possible that such action may be successful, which in turn could adversely affect our business, financial condition and results of operations. Any claim for lack of suitability could also result in a regulatory investigation, censure or fines, and may damage our reputation.
As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to domestic U.S. issuers, which may limit the information publicly available to our shareholders.
As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and, therefore, there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the U.S. and disclosure with respect to our annual meetings is governed by Jersey law and ASX requirements. In addition, our officers, directors and significant shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and significant shareholders purchase or sell shares.

Risks Related to Taxes
Changes to tax laws could adversely affect us.
The determination of our provision for income taxes requires judgment, the use of estimates and the interpretation and application of complex tax laws. Our provision for income taxes reflects a combination of income earned and taxed in the various U.S. federal and state, UK and other jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for unrecognized tax benefits or valuation allowances, and any changes in our mix of earnings from these taxing jurisdictions affect the overall effective tax rate and the amount of tax payable by us. For example, the incoming U.S. presidential administration has suggested changes in tax laws that could negatively impact our effective tax rate, including an increase in the U.S. corporate income tax rate from 21% to 28%.
Our tax affairs will, in the ordinary course of business, be reviewed by tax authorities, which may disagree with certain positions that we have taken or will take in the future and assess additional taxes. We regularly assess the likely outcomes of such tax inquiries, investigations or audits in order to determine the appropriateness of their respective tax provisions. However, there can be no assurance that we will accurately predict the outcomes of these inquiries, investigations or audits, and the actual outcomes of these inquiries, investigations or audits could have a material impact on our financial results.
As a result of the Merger, the IRS may assert that we are to be treated as a domestic corporation or otherwise subject to certain adverse consequences for U.S. federal income tax purposes.
Although we are a public limited company incorporated in Jersey, Channel Islands, and tax resident in the UK, the U.S. Internal Revenue Service (the “IRS”) may assert that, as a result of the Merger, we should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to section 7874 of the U.S. Internal Revenue Code of 1986, as amended (“Section 7874”).
Section 7874 provides that if, following an acquisition of a U.S. corporation by a non-U.S. corporation, at least 80% of the acquiring non-U.S. corporation’s stock (by vote or value) is considered to be held by former shareholders of the U.S. corporation by reason of holding stock of such U.S. corporation (such percentage referred to as the “ownership percentage” and such test referred to as the “80% ownership test”), and the “expanded affiliated group,” which includes the acquiring non-U.S. corporation, does not have substantial business activities in the country in which the acquiring non-U.S. corporation is created or organized, then the non U.S. corporation would be treated as a U.S. corporation for U.S. federal income tax purposes even though it is a corporation created and organized outside the U.S.
We do not believe that the 80% ownership test was satisfied as a result of the Merger. If the 80% ownership test were satisfied and, as a result, we were treated as a U.S. corporation for U.S. federal income tax purposes, we could be liable for substantial additional U.S. federal income tax on our operations and income. Additionally, if we were treated as a U.S. corporation for U.S. federal income tax purposes, non-U.S. shareholders would generally be subject to U.S. withholding tax on the gross amount of any dividends we pay to such shareholders.
Section 7874 also provides that if, following an acquisition of a U.S. corporation by a non-U.S. corporation, the ownership percentage is equal to or greater than 60% but less than 80% (such test referred to as the “60% ownership test”), then the U.S. corporation and its affiliates could be prohibited from using their foreign tax credits or other U.S. federal tax attributes to offset the income or gain recognized by reason of the transfer of property to a non-U.S. related person or any income received or accrued by reason of a license of any property by such U.S. entity to a non-U.S.-related person. Further, certain JCG stock compensation held directly or indirectly by management prior to the Merger would be subject to an excise tax at a rate equal to 15%. In addition, under U.S. Treasury temporary regulations, our ability to integrate certain non-U.S. operations or to access cash earned by non-U.S. subsidiaries may be limited. We do not believe that the 60% ownership test was satisfied as a result of the Merger.
Because there is only limited guidance on the manner in which the ownership percentage is to be determined, there can be no assurance that the IRS will agree with the position that we are to be treated as a non-U.S. corporation or that we are not to be subject to the other adverse U.S. federal income tax consequences associated with satisfying the 60% ownership test.
Jersey Company Risks
Our ordinary shares, which we refer to as our common stock, are governed by the laws of Jersey, Channel Islands, which may not provide the level of legal certainty and transparency afforded by incorporation in a U.S. state.
We are organized under the laws of Jersey, Channel Islands, a British crown dependency that is an island located off the coast of Normandy, France. Jersey is not a member of the EU. Jersey, Channel Islands, legislation regarding companies is largely based on English corporate law principles. However, there can be no assurance that the laws of Jersey, Channel Islands, will not change in the future or that it will serve to protect investors in a similar fashion afforded under corporate law principles in the U.S., which could adversely affect the rights of investors.
U.S. shareholders may not be able to enforce civil liabilities against us.
Certain of our directors and executive officers are not residents of the U.S. A substantial portion of the assets of such persons are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon such persons.
Judgments of U.S. courts may not be directly enforceable outside of the U.S., and the enforcement of judgments of U.S. courts outside of the U.S. may be subject to limitations. Investors may also have difficulties pursuing an original action brought in a court in a jurisdiction outside the U.S. for liabilities under the securities laws of the U.S.
USE OF PROCEEDS
Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of indebtedness, and possible business acquisitions.
Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

ENFORCEMENT OF CIVIL LIABILITIES
U.S. laws do not necessarily extend either to us or our officers or directors. We are organized under the laws of Jersey, Channel Islands. Certain of our directors and officers reside outside of the United States. A portion of the assets of both us and our directors and officers residing outside of the United States are located outside the United States. As a result, it may not be possible for investors to effect service of process on either us or those officers and directors within the United States.
Judgments of U.S. courts may not be directly enforceable outside of the United States and the enforcement of judgments of U.S. courts outside of the United States may be subject to limitations.
For example, we have been advised by our Jersey, Channel Islands counsel, Carey Olsen, that a judgment of a U.S. court is not directly enforceable in Jersey, Channel Islands. However, subject to the principles of private international law as applied by Jersey law, by which, for example, foreign judgments may be impeachable, if a final and conclusive judgment under which a debt or a definite sum of money is payable (excluding sums payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty or multiple damages) were obtained against the company or its directors or officers in any U.S. court having jurisdiction against the relevant party in respect of the relevant matter(s), (a) the courts of Jersey would, on an application properly made, recognize such judgment and give a judgment for liquidated damages in the amount of such judgment without reconsidering its merits and (b) such judgment of the courts of Jersey would thereafter be enforceable.
A judgment of a U.S. court will generally not be impeached by the courts of Jersey unless the relevant U.S. court did not have jurisdiction to give the judgment, where it was obtained by fraud, where the recognition or enforcement of the judgment is contrary to public policy in Jersey or where the proceedings in which the judgment was obtained were opposed to natural justice.
Certain defendants may also qualify for protection under Protection of Trading Interests Act 1980, an act of the United Kingdom extended to Jersey and amended by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983 (the “PTI Act”). The PTI Act provides that no court in Jersey shall entertain proceedings at common law against a qualifying defendant (i) for multiple damages, in excess of that required for actual compensation, (ii) based on a provision or rule of law specified or described in an order made under the relevant section of the PTI Act (as of the date of this prospectus, we are not aware of any rule of law that has been so specified or described) or (iii) on a claim for contribution in respect of damages awarded by a judgment falling within (i) or (ii) above. A “qualifying defendant” for the purposes of the PTI Act is a citizen of the United Kingdom and Colonies, a corporation or other body corporate organized under the laws of the United Kingdom, Jersey or other territory for whose international relations the United Kingdom is responsible or a person carrying on business in Jersey.
The courts of Jersey, Channel Islands may fail to recognise the express choice of governing law in an agreement where that choice is not bona fide (for example made with the intention of avoiding provisions of the law with which the transaction(s) documented or contemplated by that agreement has/have the closest and most real connection), is contrary to the laws of Jersey or contrary to public policy in Jersey.
Although there is a presumption that a Jersey court will, on application, stay proceedings brought in Jersey, Channel Islands in breach of a provision in an agreement that all disputes arising under such agreement be exclusively brought before the court in another jurisdiction, this may be rebutted if the party opposing the stay were able to show strong cause or as the case may require good reason why a stay should not be granted.
Provisions of an agreement for the payment or reimbursement of, or indemnity against, the costs and expenses of enforcement (actual or contemplated) or of litigation brought before a Jersey or foreign court or where the court has itself made an order for costs may not be enforced by the courts of Jersey, and any provision of an agreement that is considered to be usurious may not be given effect to and unjust enrichment may not be allowed.
Investors may also have difficulties pursuing an original action brought in a court in a jurisdiction outside the Unites States for liabilities under U.S. securities laws.

DESCRIPTION OF SECURITIES
This prospectus contains summary descriptions of the common stock, debt securities, warrants, subscription rights, purchase contracts and purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.
DESCRIPTION OF COMMON STOCK
General
The following summary description of our common stock is based on the provisions of the Companies (Jersey) Law 1991, as amended (the “Jersey Companies Law”), our memorandum of association, as amended, and our articles of association, as amended (the “Articles”). This description does not purport to be complete and is qualified in its entirety by reference to the full text of the Jersey Companies Law, as it may be amended from time to time, and to the terms of our memorandum of association and Articles, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Common Stock,” the terms “Janus Henderson Group plc,” “JHG,” the “Company”, “we,” “our” and “us” refer to Janus Henderson Group plc, a company incorporated and registered in Jersey, Channel Islands, and do not, unless otherwise specified, include our subsidiaries.
Our authorized share capital consists of 480,000,000 shares of common stock, par value $1.50 per share. We may, by special resolution of our shareholders: increase our share capital; consolidate and sub-divide; convert shares into or from stock; re-denominate any of our shares into another currency or reduce our share capital, capital redemption reserve or share premium account in any way.
Common Stock
Voting Rights
At a general meeting, subject to any rights or restrictions attached to any shares:
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on a show of hands every member and every duly appointed proxy present has one vote; and

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on a poll every member present in person or represented by proxy shall have one vote for every share of common stock of which he is the holder.

If any sum remains unpaid in relation to any JHG shareholder’s holding, that shareholder is not entitled to vote in relation to that holding until such sum is paid.
Neither the laws of Jersey, Channel Islands, nor the Articles impose any limitation on the rights of non-U.K. residents or foreign shareholders to own shares of JHG common stock, including the rights to hold or exercise voting rights on the JHG common stock.
Variation of Rights
The rights attached to any class of JHG common stock may only be varied either: (i) with the written consent of the holders of three-quarters in nominal value of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of three-quarters of the holders of the shares of that class present and voting (in person or represented by proxy) at a separate general meeting of such holders.
Transfer of Shares
Shares of JHG common stock may be held in either certificated or uncertificated form. The instrument of transfer of a certificated share may be in any usual form or in any other form which the JHG board may approve. The instrument of transfer must be signed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. The JHG board may refuse to register the transfer of a certificated share unless the instrument of transfer is:

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lodged at Janus Henderson’s registered office or another place appointed by the board and accompanied by the certificate and such other evidence as the board may reasonably require to show the right of the transferor to make the transfer;

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is in respect of only one class of shares; and

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is in favor of not more than four transferees.

If the JHG board refuses to register a transfer of a share in certificated form, it must send the transferee notice of its refusal within two months after the date on which the instrument of transfer was lodged with JHG. The registration of transfers of shares or any class of shares may be suspended at such times and for such periods (not exceeding 30 days in any year) as the JHG board may determine. Transfers of uncertificated shares may be effected by means of a relevant system.
Forfeiture and Lien
The JHG board may call for any amounts that are unpaid in respect of shares of common stock. If a member fails to pay the amount due within the requisite time period, then, following notice by the JHG directors requiring payment of the unpaid amount with any accrued interest and any expenses incurred, such shares of common stock (including all dividends declared and not paid before the forfeiture) may be forfeited by a resolution of the JHG board to that effect.
A member whose shares of common stock have been forfeited will cease to be a member in respect of the shares of common stock, but will remain liable to pay JHG all monies which were payable at the date of forfeiture together with interest. The JHG board may enforce payment without any allowance for the value of the shares of common stock at the time of forfeiture or for any consideration received on their disposal.
A share of common stock forfeited or surrendered becomes the property of JHG and gives JHG the right to sell, re-allot or otherwise dispose of such shares of common stock on such terms and in such manner as the JHG board determines. JHG has a first and paramount lien on every share of JHG common stock that is not fully paid. The JHG board may waive any lien and may resolve that any share shall be wholly or partly exempt from such a lien.
Dividends
JHG may by ordinary resolution declare dividends to be paid to its shareholders, but no dividend shall exceed the amount recommended by the JHG board. The JHG board may also pay interim dividends if the JHG board believes that they are justified by the profits or the cash flow position of JHG. JHG may also, by ordinary resolution and on the recommendation of the JHG board, direct that a dividend will be satisfied wholly or partly by the distribution of assets, including paid up shares or debentures of another company.
Unless the share rights provide otherwise, all dividends must be apportioned and paid pro rata according to the amounts paid on the shares during any portion of the period in respect of which the dividend is paid. Under the Jersey Companies Law, dividends may be paid from any source (other than from nominal capital account and capital redemption reserve), subject to a requirement for the directors who are to authorize the payment of any dividend to make a statutory solvency statement.
The JHG board may, if authorized by an ordinary resolution, offer any holder of shares the right to elect to receive, in lieu of a dividend, an allotment of new shares of common stock, credited as fully paid. No dividend or other monies payable on or in respect of a share shall bear interest as against JHG. Any dividend unclaimed for 12 years from the date on which it was declared or became due for payment, if resolved by the JHG board, shall be forfeited.
Winding Up
If we are wound up (whether the liquidation is voluntary, under supervision, or by the courts of Jersey) the liquidator (or the board, where no liquidator is appointed) may, with the authority of a special resolution of our shareholders, divide among our shareholders part or all of our assets, or transfer any part of our assets to a trustee for the benefit of our shareholder.

Purchase of Own Shares
Subject to the provisions of the Jersey Companies Law, JHG may purchase any of its own shares in any way and at any price and may hold such shares as treasury shares.
Shareholder Meetings
JHG must hold an annual general meeting of shareholders every year within a period of seven months of the end of its financial year (which is December 31), at such place or places, date and time as may be decided by the JHG directors. The JHG board may convene general meetings whenever they think fit in accordance with the requirements of the Jersey Companies Law.
Under the Jersey Companies Law, shareholders of JHG holding 10% or more of the company’s voting rights and entitled to vote at the relevant meeting may legally require the directors to call a meeting of shareholders. This must be held as soon as practicable but in any case not later than two months after the date of the requisition. The requisition shall state the objects of the meeting. If the directors do not within 21 days from the date of the deposit of the requisition proceed to call a meeting to be held within two months of that date, the requisitionists, or any of them representing more than half of the total voting rights of all of them, may themselves call a meeting, but a meeting so called shall not be held after three months from that date. In addition to the requirements of the Jersey Companies Law, the Articles provide that:
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if the requisition relates to any business that the member proposes to bring before the meeting, such requisition must set forth:

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a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and the text of the proposal;

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any material interest of such member or any shareholder associated person of such member in such business; and

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a description of all agreements, arrangements and understandings between such member or any shareholder associated person of such member and any other person or persons in connection with the request by such member.

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such requisition must be made in writing to the JHG secretary not earlier than the close of business on the 120th calendar day nor later than the close of business on the 90th calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting, provided, however, that if the date of an annual meeting is more than 30 calendar days before or more than 60 calendar days after the date of the first anniversary of the preceding year’s annual general meeting, notice by the member must be so delivered in writing not earlier than the close of business on the 120th calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the 90th calendar day prior to such annual general meeting, and (ii) the 10th calendar day after the day on which public announcement of the date of such annual general meeting is first made by JHG. General meetings may be held at such time and place as determined by the JHG directors. All general meetings must be convened by at least 14 clear days’ notice.

The notice must be sent to all members and CDI holders at the same time. JHG may determine that the members entitled to receive a notice of a general meeting are the members on the register at the close of business on a day determined by JHG. The notice must specify the time, date and place of the meeting (including of any satellite meeting) and the general nature of the business to be dealt with.
For the purpose of determining whether a person is entitled as a member to attend or vote at a meeting and how many votes such person may cast, JHG may also specify in the notice a date not more than 60 days nor less than 10 days before the date fixed for the meeting, as the date for the determination of the shareholders entitled to receive notice of, attend or vote at the meeting or appoint a proxy. JHG may specify a separate time by which a CDI Holder must be on the CDI register in order to direct the Depositary Nominee to vote or appoint a proxy.
No business may be transacted at any general meeting unless a quorum (the holders of at least one-third in nominal value of the issued shares (excluding any shares held in treasury)) is present at the time when the meeting proceeds to business.

Conditions of Admission
The JHG board and the chairman of any general meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for identification to be produced by those attending the meeting, searches and the restriction of items that may be taken into the meeting place. The board and, at any general meeting, the chairman are entitled to refuse entry to a person who refuses to comply with these arrangements, requirements or restrictions.
Share Qualification for JHG Directors
A JHG director is not required to hold any shares in the capital of JHG by way of qualification. However, a JHG director who is not a member of JHG is entitled to attend and speak at general meetings.
JHG Directors’ Fees, Expenses, Pensions and Other Benefits
JHG directors’ fees are determined by the JHG directors from time to time except that the base fees of non-executive directors may not exceed $3.0 million per annum in aggregate or such higher amount as determined by ordinary resolution of the JHG shareholders. Any director who holds any executive office or performs services which in the opinion of the JHG board are outside the scope of the ordinary duties of a JHG director, may be paid extra remuneration, including fee, salary, commission or otherwise as the JHG board may determine.
The JHG directors may also reimburse any director for reasonable expenses incurred in attending and returning from meetings of the JHG board, any committee of the JHG board or general meetings or otherwise in connection with the business of JHG. The emoluments of any director holding executive office for his services as such are determined by the JHG board, and may be of any description, including without limitation admission to, or continuance of, membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by JHG for the provision of pensions, life assurance or other benefits for employees or their dependents, or the payment of a pension or other benefit to him or his dependents on or after retirement or death, apart from membership of any such scheme or fund.
Executive Directors
The JHG board may appoint one or more directors to be the holder of any executive office on such terms as they may determine and, without prejudice to the terms of any contract entered into in any particular case, may at any time revoke or vary the terms of any such appointment. JHG may not enter into any contract of employment with an executive director with a fixed term of longer than two years unless approved by ordinary resolution of the JHG Board. The appointment of any JHG director to executive office will automatically terminate if the person ceases to be a JHG director without prejudice to any right of such person to receive damages under his or her service contract with JHG. The JHG directors may delegate any powers exercisable by them to any executive JHG director upon such terms and conditions, and with such restrictions, as they think fit. They may, at their discretion, alter or revoke any of such delegated powers.
Janus Henderson Directors’ Retirement
Under the Articles, all directors are subject to annual re-election by shareholders. Any retirement will not have effect until the conclusion of the meeting, except where a resolution is passed to elect some other person in the place of the retiring Janus Henderson director or a resolution for his or her re-election is put to the meeting and lost. Accordingly, a retiring Janus Henderson director who is re-elected will continue in office without a break in service.
Removal of a JHG Director by Resolution
JHG may by ordinary resolution remove any director from office. No special notice need be given of any such resolution and no director proposed to be removed has any special right to protest against his removal. Such removal can take place notwithstanding any contrary provision in the Articles or any contract, but is without prejudice to any claim the JHG director may have for damages for breach of any such contract.
JHG Directors’ Interests
A JHG director who, to his knowledge, is in any way (directly or indirectly) interested in any contract, arrangement, transaction or proposal to be entered into or proposed to be entered into by JHG where such interest conflicts or may conflict to a material extent with the interests of JHG must declare the nature of his interest. Subject to the provisions of the Jersey Companies Law, and provided the Articles are complied with, a director:
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may enter into or otherwise be interested in any contract, arrangement, transaction or proposal with Janus Henderson, or in which JHG is otherwise interested;

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may hold an additional office for Janus Henderson (except as auditor of JHG or as auditor of a subsidiary of JHG) and may act by himself or through his firm in a professional capacity for JHG;

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may be a director or other officer of, or employed by, or a party to, any transaction or arrangement with, or otherwise interested in, any company in which JHG is interested; and

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will not be liable to account to JHG for any profit, remuneration, or other benefit received in respect of any such office, employment, contract, arrangement, transaction or proposal.

A director may not vote on (but may still be counted in the quorum in relation to) any resolution of the JHG board or of a committee of the JHG board concerning any contract, transaction, or other arrangement in which he has, to his knowledge, a material interest. In particular, a director may not vote on any resolution of the JHG board or of a committee of the JHG board concerning his own appointment or remuneration.
Duty of Confidentiality of JHG Directors
If a JHG director receives information while not acting in his or her position as a JHG director, in respect of which he owes a duty of confidentiality to a person other than JHG, he or she shall not be required to disclose such information to JHG or use such confidential information for the performance of his or her duties as a JHG director. However, where such duty of confidentiality arises out of a situation in which the JHG director has an actual or potential conflict of interest, it must first have been declared to and approved by the JHG board.
Powers of the JHG Directors
Subject to the provisions of the Jersey Companies Law, the Articles and to any directions given by special resolution of JHG shareholders, the business of JHG is managed by the board, which can exercise all the powers of JHG. The JHG board may delegate any of its powers to any committee consisting of one or more directors. Such committees may include persons other than directors who may enjoy voting rights provided that such persons make up less than half the membership of the committee. The JHG board also has the power to establish local boards or appoint managers or agents to manage any of the affairs of JHG.
Communications with Members
A document sent by JHG to a member by post shall be deemed to have been received:
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on the day following that on which the document was posted if sent by first class post (or equivalent) to an address within the same country;

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on the third day following that on which the document was posted if sent to an address in a different country; and

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in any other case on the second day following that on which the document posted.

A document or information sent or supplied by JHG to a member in electronic form shall be deemed to have been received by the member on the day following that on which the document was sent to the member

(regardless of whether JHG becomes aware that the member has failed to receive such document or subsequently sends a hard copy of such document by post to the member).
Proof that a document or information was properly addressed, prepaid and posted shall be conclusive evidence that the document or information was sent. Proof that a document or information sent or supplied by electronic means was properly addressed shall be conclusive evidence that the document or information was sent or supplied. The accidental failure to send, or the non-receipt by any person entitled to, any notice of or other document or information relating to any meeting or other proceeding shall not invalidate the relevant meeting or proceeding.
Disclosure of Shareholding Ownership
Holders of beneficial interests in shares of JHG must comply with the beneficial ownership disclosure obligations contained in section 13(d) of the Exchange Act and the rules promulgated thereunder. JHG may by notice in writing require any person whom JHG knows or has reasonable cause to believe to be interested in shares, or to have been so interested at any time during the three years prior, to confirm whether that is the case and give further information as to their interest as requested.
Where a person fails to comply with the above notice within the relevant period or has made a statement which is false or inadequate as the JHG board may determine at its sole discretion, JHG may give the holder of those shares a direction notice and/or an application notice. The direction notice may direct that the shares in respect of which the default occurred, such holder will not be entitled to attend or vote at a general meeting nor, where the shares represent at least 0.25% in nominal value of JHG’s issued share capital, receive dividends or distributions. The direction notice may also direct that uncertificated shares be converted into certificated form. The application notice will say that JHG may apply to the Royal Court of Jersey for an order compelling the relevant holder to comply with the notice requesting information.
Anti-Takeover Effects of Provisions of the Memorandum of Association, Articles of Association and Other Agreements
There are no provisions in our Articles that would have an effect of delaying, deferring or preventing a change in control of the Company. However, under the City Code on Takeover and Mergers (“City Code”), which applies to the Company, if an acquisition of interests in our common stock (as defined in the City Code) increases the aggregate interests of an acquirer and its concert parties (as defined in the City Code) to shares carrying 30% or more of the voting rights in the Company, the acquirer and, depending on the circumstances, its concert parties, would be required (except with the consent of the Panel on Takeovers and Mergers) to make a cash offer for our common stock at a price not less than the highest price paid to acquire interests in the Company’s common stock by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by any acquisition of interests in shares by a person already interested (together with its concert parties) in shares carrying between 30% and 50% of the voting rights in the Company if the effect of such acquisition were to increase that person’s interests in shares carrying voting rights.
Other Jersey Law Considerations
Purchase of Own Shares
As with declaring a dividend, we may not buy back or redeem our shares unless our directors who are to authorize the buy back or redemption have made a statutory solvency statement that, immediately following the date on which the buy back or redemption is proposed, the company will be able to discharge its liabilities as they fall due and, having regard to prescribed factors, the company will be able to continue to carry on business and discharge its liabilities as they fall due for the twelve (12) months immediately following the date on which the buy back or redemption is proposed (or until the company is dissolved on a solvent basis, if earlier).
If the above conditions are met, we may purchase shares in the manner described below.
We may purchase on a stock exchange our own fully paid shares pursuant to a special resolution of our shareholders. The resolution authorizing the purchase must specify:

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the maximum number of shares to be purchased;

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the maximum and minimum prices which may be paid; and

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a date, not being later than five (5) years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a stock exchange pursuant to a special resolution of our shareholders but only if the purchase is made on the terms of a written purchase contract which has been approved by an ordinary resolution of our shareholders. The shareholder from whom we propose to purchase or redeem shares is not entitled to take part in such shareholder vote in respect of the shares to be purchased.
We may fund a redemption or purchase of our own shares from any source. We cannot purchase our shares if, as a result of such purchase, only redeemable shares would remain in issue.
If authorized by a resolution of our shareholders, any shares that we redeem or purchase may be held by us as treasury shares. Any shares held by us as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by us are cancelled where we have not been authorized to hold these as treasury shares.
Mandatory Purchases and Acquisitions
The Jersey Companies Law provides that where a person has made an offer to acquire a class of all of our outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire ninety percent (90%) or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the Jersey court for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different to those under which the person made such offer.
Other than as described above, we are not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of our remaining shares on the same terms as such shareholder’s prior purchase.
Compromises and Arrangements
Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the Jersey court may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing seventy-five percent (75%) or more in value of the creditors or seventy-five percent (75%) or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).
Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
No Pre-Emptive Rights
The Jersey Companies Law does not confer any pre-emptive rights to purchase our shares or warrants on our security holders.

Rights of Minority Shareholders
Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of our affairs, including a proposed or actual act or omission by us, is “unfairly prejudicial” to the interests of our shareholders generally or of some part of our shareholders, including at least the shareholder making the application. What amounts to unfair prejudice is not defined in the Jersey Companies Law. There may also be common law personal actions available to our shareholders.
Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating our affairs, requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by us or by any of our other shareholder.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “JHG.” Our CDIs are quoted and traded on the financial market operated by the ASX under the trading symbol “JHG.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Investor Services.
CHESS Depositary Interests
CDIs are quoted and traded on the ASX. Shares of JHG common stock are able to be traded on the NYSE, but are not be able to be traded on the ASX. This is because ASX’s electronic settlement system (“CHESS”) cannot be used directly for the transfer of securities of issuers, such as ours, incorporated in countries whose laws do not recognize CHESS as a system to record uncertificated holdings or to electronically transfer legal title. CDIs have been created to facilitate electronic settlement and transfer for companies in this situation.
CDIs are a type of depositary receipt which provide the holder with ultimate beneficial ownership of underlying shares of JHG common stock. The legal title to these shares of common stock is held by Cede & Co., with CHESS Depositary Nominees Pty Ltd (ABN 75 071 346 506), a wholly owned subsidiary of ASX Limited (the “Depositary Nominee”), being the holder through a chain of title through which a CDI holder holds its interest in the shares of JHG common stock.
Each CDI represents a beneficial interest in one share of JHG common stock and, unlike shares of JHG common stock, each CDI can be held, transferred and settled electronically within CHESS. CDIs are traded electronically on the ASX. However, there are a number of differences between holding CDIs and shares of JHG common stock. The major differences are that:
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CDI holders do not have legal title in the underlying shares of JHG common stock to which the CDIs relate. Legal title to shares of the shares of JHG common stock will be held by Cede & Co. with the Depositary Nominee being the holder through a chain of title through which a CDI holder holds its interest in the shares of JHG common stock. CDI holders have beneficial ownership of the underlying shares of JHG common stock and legal and beneficial ownership of the CDIs; and

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CDI holders are not able to vote personally as shareholders at a meeting of JHG. Instead, CDI Holders are provided with a voting instruction form which will enable them to instruct the Depositary Nominee in relation to the exercise of voting rights. In addition, a CDI holder is able to request the Depositary Nominee to appoint the CDI holder or a third party nominated by the CDI holder as its proxy so that the proxy so appointed may attend meetings and vote personally as the Depositary Nominee’s proxy.

Alternatively, CDI holders can convert their CDIs into shares of JHG common stock in sufficient time before the relevant meeting, in which case they will be able to vote personally as shareholders of JHG (noting that if the holder later wishes to sell their investment on the ASX, it would first be necessary to convert those shares of common stock back to CDIs).

Summary of Rights and Entitlements
Introduction
CDIs are units of beneficial ownership in non-Australian securities, with legal title to the securities being held by a nominee entity through which the Depositary Nominee holds its interest in the securities. Each CDI holder receives a holding statement which sets out the number of CDIs held by it and the reference number of the holding. These holding statements are provided to holders when a holding is first established and if there is a change in their holding of CDIs. A summary of the rights and entitlements of CDI holders is set out below.
Ratio of CDIs to shares of JHG common stock
Each CDI represents one underlying share of JHG common stock.
Voting
In order to vote at a meeting of JHG, a CDI holder may:
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instruct the Depositary Nominee, as owner of the shares of JHG common stock through which a CDI holder holds its interest in the shares of JHG common stock, to vote the shares of JHG common stock represented by their CDIs in a particular manner — the voting instruction form must be completed and returned to the share registry for the CDIs prior to a record date fixed for the purpose, which we refer to as the CDI Voting Instruction Receipt Time, and notified to CDI holders in the voting instructions included in a notice of meeting; or

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instruct the Depositary Nominee, as owner of the shares of JHG common stock through which a CDI holder holds its interest in shares of JHG common stock, to appoint the CDI holder or a third party nominated for that purpose by the CDI holder as its proxy so that the proxy so appointed may attend meetings and exercise the votes attached to the shares represented by their CDIs as the Depositary Nominee’s proxy. The voting instruction form must be completed and returned to the share registry for the CDIs prior to the CDI Voting Instruction Receipt Time; or

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convert their CDIs into a holding of shares of JHG common stock and vote these at the meeting (this must be undertaken prior to a record date fixed by the Company’s board for determining the entitlement of members to attend and vote at the meeting and, if the holder later wishes to sell their investment on the ASX, it would first be necessary to convert those shares of common stock back to CDIs). Further details on the conversion process are set out below.

Voting instruction forms and details of these alternatives are included in each notice of meeting sent to CDI holders by the Company.
Transmutation of CDIs to shares of JHG common stock
CDI holders may at any time transmute (i.e., convert) their CDIs to a holding of shares of JHG common stock by instructing the share registry for the CDIs, either:
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directly in the case of CDIs held on the issuer sponsored subregister (CDI holders can complete a “CDI Cancellation AU-US Register form” and return to the share registry for the CDIs); or

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through their “sponsoring participant” (usually their broker) in the case of CDIs which are held on the CHESS subregister (in this case, the sponsoring broker will arrange for completion of the form and its return to the share registry for the CDIs).

In both cases, once the share registry for the CDIs has been notified, it will arrange the transfer of the relevant number of shares of JHG common stock from the Depositary Nominee into the name of the CDI holder. This process will normally be completed within three to five days once the share registry for the CDIs receives a duly completed and valid instruction. The share registry for the CDIs or a broker can assist CDI holders to convert CDIs to shares of JHG common stock. The share registry for the CDIs will not charge a fee for the conversion (although a fee may be payable by market participants). Holding shares of

JHG common stock will, however, prevent a person from selling their shares of JHG common stock on the ASX, as only CDIs can be traded on that market.
Transmutation of shares of JHG common stock to CDIs
Shares of JHG common stock may be transmuted (i.e., converted) into CDIs and traded on the ASX. Holders of shares of JHG common stock may at any time transmute those shares of JHG common stock to CDIs by contacting the share registry for the CDIs and completing a CDI Issuance (U.S. Register to Australian CDI Register) form, lodging this with the share registry for the CDIs along with their share certificate or Direct Registration System advice.
The share registry for the CDIs will arrange for the transfer of shares of JHG common stock from the holder’s name into the name of the Depositary Nominee and issue CDIs in the name of the relevant holder. Holdings statements will then be issued to the CDI holder. A broker or the share registry for the CDIs can assist a shareholder of JHG to transmute shares of JHG common stock to CDIs. Again, the share registry for the CDIs will not charge a fee for the conversion (although a fee may be payable by market participants).
Dividends and Other Shareholder Entitlements
JHG is required to treat CDI holders, in respect of dividends and other entitlements, as if they were the holders of the underlying shares of JHG common stock. CDIs have all the direct economic benefits of legal ownership (such as the right to receive the same dividends, rights issues and bonus issues) to which direct holders of shares of JHG common stock are entitled. Due to the need to convert dividends from US dollars to Australian dollars, CDI holders may potentially be advantaged or disadvantaged by exchange rate fluctuations, depending on whether the Australian dollar weakens or strengthens against the US dollar during the period between the declaration of the dividend and conversion into Australian dollars.
Takeovers
If a takeover bid is made in respect of any of the shares of JHG common stock of which the Depositary Nominee is the registered holder, the Depositary Nominee is prohibited from accepting the offer made under the takeover bid except to the extent that acceptance is authorized by the CDI holders in accordance with the ASX Settlement Operating Rules, as defined below. The Depositary Nominee must accept a takeover offer if a CDI holder instructs it to do so. The ASX Settlement Operating Rules mean the operating rules issued by ASX Settlement Pty Ltd (ABN 49 008 504 532) as amended or replaced from time to time and as modified by any express written waiver or exemption given by ASX Settlement Pty Ltd.
Other Rights
As CDI holders will not appear on the JHG share register as legal holders of shares of JHG common stock, any other right conferred on CDI holders may only be exercised by means of them instructing the Depositary Nominee.
Meetings
Where CDI holders instruct the Depositary Nominee to appoint the CDI holder or another person nominated for that purpose as its proxy in accordance with the procedures summarized above, the proxy so appointed will be able to attend and vote at meetings as the Depositary Nominee’s proxy.
Fees
A CDI holder should not incur any additional fees or charges as a result of holding CDIs rather than shares of JHG common stock.
Trading in CDIs
CDI holders who wish to trade in CDIs will be transferring beneficial title to the shares rather than legal title. The transfer will be settled electronically by delivery of the relevant CDI holding through CHESS.

DESCRIPTION OF DEBT SECURITIES
We may offer debt securities in one or more series, subject to the consent of the Jersey Financial Services Commission, if required, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and The Bank of New York Mellon Trust Company N.A., as trustee, or such other trustee named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:
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the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

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any applicable subordination provisions for any subordinated debt securities;

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the maturity date(s) or method for determining same;

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the interest rate(s) or the method for determining same;

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the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

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whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

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redemption or early repayment provisions;

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authorized denominations;

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if other than the principal amount, the principal amount of debt securities payable upon acceleration;

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place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

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the form or forms of the debt securities of the series including such legends as may be required by applicable law;

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whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

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whether the debt securities are secured and the terms of such security;

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the amount of discount or premium, if any, with which the debt securities will be issued;

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any covenants applicable to the particular debt securities being issued;

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any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

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the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

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the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

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the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

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our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

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any restriction or conditions on the transferability of the debt securities;

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provisions granting special rights to holders of the debt securities upon occurrence of specified events;

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additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

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provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

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any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.
DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of shares of our common stock or our debt securities, subject to the consent of the Jersey Financial Services Commission, if required. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.
The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:
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the offering price;

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the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

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the number of warrants offered;

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the exercise price and the amount of securities you will receive upon exercise;

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the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

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the rights, if any, we have to redeem the warrants;

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the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

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the name of the warrant agent; and

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any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.
Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.
The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.
DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase shares of our common stock or our debt securities, subject to the consent of the Jersey Financial Services Commission, if required. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the shareholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:
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the price, if any, for the subscription rights;

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the number and terms of each share of common stock or debt securities which may be purchased per each subscription right;

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the exercise price payable for each share of common stock or debt securities upon the exercise of the subscription rights;

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the extent to which the subscription rights are transferable;

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any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

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any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

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the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

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the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

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if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.
DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS
We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts, subject to the consent of the Jersey Financial Services Commission, if required. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.
The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS
Selling securityholders may use this prospectus in connection with resales of the securities. Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.
PLAN OF DISTRIBUTION
We or any selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:
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to underwriters for resale to purchasers;

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directly to purchasers;

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through agents or dealers to purchasers; or

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through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.
LEGAL MATTERS
Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding matters of New York law. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. The validity of the Company’s common stock will be passed upon by Carey Olsen Jersey LLP, special Jersey, Channel Islands counsel to the Company. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements as of December 31, 2019 and for the year ended December 31, 2019 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2019 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (United States), an independent registered public accounting firm, given on their authority as experts in auditing and accounting.
The financial statements as of December 31, 2018 and for each of the two years in the period ended December 31, 2018 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (United Kingdom), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of Janus Henderson Group plc for the three-month periods ended March 31, 2020 and 2019, for the three-month and six-month periods ended June 30, 2020 and 2019, and for the three-month and nine-month periods ended September 30, 2020 and 2019 incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP (United States) reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 30, 2020, July 29, 2020, and October 29, 2020 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP (United States) is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP (United States) within the meaning of Sections 7 and 11 of the Act.

30,668,922 Shares
Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Sole Book-Running Manager
Goldman Sachs & Co. LLC

          , 2021